AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 2004
                                     REGISTRATION STATEMENT NO. [--------------]
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            BIO-BRIDGE SCIENCE, INC.
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

             Delaware                                   2834                                  20-1802936
   ----------------------------             ----------------------------                   ----------------
   (State or other jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
of incorporation or organization)           Classification Code Number)                   Identification No.)

                        1211 West 22nd Street, Suite 615
                               Oak Brook, IL 60523
                                  630-928-0869
              (Address and telephone number of principal executive
                    offices and principal place of business)

                                 DR. LIANG QIAO
                            BIO-BRIDGE SCIENCE, INC.
                        1211 WEST 22ND STREET, SUITE 615
                               OAK BROOK, IL 60523
            (Name, address and telephone number of Agent for Service)

                                    Copy to:
                              Michael Donahue, Esq.
                             RICHARDSON & PATEL LLP
                       10900 Wilshire Boulevard, Suite 500
                          Los Angeles, California 90024
                                 (310) 208-1182

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
Title of each class of                Amount to be      Proposed maximum offering       Proposed maximum      Amount of registration
securities to be registered            Registered            price per share        aggregate offering price           fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001         3,657,606                 $0.50                 $1,828,803(1)                $216.00
per share
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 30, 2004

                                   Prospectus

                            BIO-BRIDGE SCIENCE, INC.

                        3,657,606 shares of Common Stock

         This prospectus covers the resale by selling stockholders named on page 15 of up to 3,657,606 shares of our common stock, par value $0.001, which include:

         o  300,000 shares of common stock; and

         o 3,357,606 shares of common stock issued pursuant to an Agreement for the Exchange of Shares dated November 4, 2004, which was completed on December 1, 2004.

         This offering is not being underwritten. These securities will be offered for sale by the selling stockholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled "Plan of Distribution." The selling stockholders will sell the shares at a price of $0.50 per share until our shares are quoted on the Over-the-Counter Bulletin Board and a market develops, and thereafter at prevailing market prices or privately negotiated prices.

         We will not receive any of the proceeds from the sale of these shares. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this prospectus. Our common stock is more fully described in the section of this prospectus entitled "Description of Securities."

         Our securities are not currently listed on any national securities exchange or the Nasdaq Stock Market.

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 6.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is __________, 2004

                                TABLE OF CONTENTS

Prospectus Summary...........................................................  3
Risk Factors.................................................................  6
Special Note Regarding Forward-Looking Statements............................ 14
Use of Proceeds.............................................................. 15
Determination of Offering Price.............................................. 15
Selling Stockholders ........................................................ 15
Plan of Distribution......................................................... 18
Legal Proceedings............................................................ 19
Directors, Executive Officers, Promoters and Control Persons................. 19
Security Ownership of Certain Beneficial Owners and Management............... 21
Description of Securities ................................................... 21
Interest of Named Experts and Counsel........................................ 22
Disclosure of Commission Position of Indemnification for Securities
Act Liabilities ............................................................. 22
Description of Business...................................................... 23
Glossary of Scientific Terms ................................................ 28
Management Discussion and Analysis........................................... 28
Description of Property...................................................... 31
Certain Relationships and Related Transactions............................... 31
Market For Common Equity and Related Stockholder Matters..................... 32
Executive Compensation....................................................... 34
Financial Statements ........................................................ 35
Where You Can Find More Information.......................................... 36

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes. In this prospectus, we refer to Bio-Bridge Science, Inc. and our wholly owned subsidiaries, including Bio-Bridge Science (Beijing) Co. Ltd., a Wholly-Foreign Funded Enterprise of the People's Republic of China ("Bio-Bridge (Beijing)") and Bio-Bridge Science Corporation, a Cayman Islands corporation ("Bio-Bridge
(Cayman)")  as "we," "us," "our,"  "Bio-Bridge"  and "the  company."

OUR COMPANY

         Bio-Bridge Science, Inc. is a development stage company whose subsidiaries are focused on the commercial development of biological products for the prevention and treatment of human infectious diseases. Bio-Bridge Science, Inc. was incorporated in Delaware on October 26, 2004 for the purpose of changing the corporate structure of our business. On December 1, 2004, Bio-Bridge Science, Inc. acquired all the outstanding shares of Bio-Bridge Science Corporation, a Cayman Islands corporation, in exchange for 29,971,590 shares of its common stock, and as a result, Bio-Bridge Science Corporation became a wholly owned subsidiary of Bio-Bridge Science, Inc. The acquisition will be accounted for as a reverse merger (recapitalization) with Bio-Bridge Science Corporation deemed to be the accounting acquirer, and Bio-Bridge
Science, Inc. deemed to be the legal acquirer. Accordingly, the historical financial information presented herein is that of Bio-Bridge Science Corporation as adjusted to give effect to any difference in the par value of the registrant's and the accounting acquirer's stock with an offset to capital in excess of par value. The retained earnings of Bio-Bridge Science Corporation, the accounting acquirer, will also be carried forward after the acquisition. Also, Bio-Bridge Science Corporation's basis of its assets and liabilities will be carried over in the recapitalization.

      Bio-Bridge Science, Inc.'s wholly owned subsidiary Bio-Bridge Science Corporation was incorporated in the Cayman Islands on February 11, 2002, and its wholly owned subsidiary, Bio-Bridge Science (Beijing) Co. Ltd., was established in the People's Republic of China ("PRC" or "China") in April 2002. These subsidiaries were organized to continue development of, and commercialize, HIV-PV Vaccine I, a vaccine designed to prevent and treat infection by the human immunodeficiency virus, or HIV. The original HIV-PV Vaccine I technology was co-developed by our chief executive officer Dr. Liang Qiao, an associate professor at Loyola University Chicago, and is owned by Loyola University. In June 2002, Loyola University exclusively licensed this technology to us with respect to China (including mainland China, Taiwan, Hong Kong and Macau), Japan and the United States. Through an agreement with Beijing Institute of Radiation Medicine, a leading research institute for biological products in China, we are currently conducting pre-clinical testing of HIV-PV Vaccine I, which we anticipate will be completed by mid-March 2005. Once the pre-clinical testing is completed, we plan to apply to China's State Food and Drug Administration for approval to conduct clinical trials of HIV-PV Vaccine I.

         Our strategy is to develop, test and obtain regulatory approval for HIV-PV Vaccine I in China first and then in the United States and Japan. In May 2003, we acquired the right to use for fifty years approximately 2.8 acres of land in the Tianzhu Export Processing Zone, Shunyi District, Beijing, China, which we plan to develop into a laboratory and biomanufacturing facility in compliance with Good Manufacturing Practices, or GMP, regulations primarily for clinical trials of HIV-PV Vaccine I. We may also provide outsource services to U.S. and Europe based pharmaceutical companies once this research laboratory is completed. As of November 2004, we have received all necessary permits and approvals and construction of the facility has commenced. To date, we have completed the outside main body of the GMP laboratory. We estimate that the cost of building and outfitting this facility is $3,000,000, and the construction and installation of equipment related to the facility will be substantially completed by June 2005. We currently have no commitments to make payments for this construction project, except for $724,900 pursuant to a contract involving structural and foundation work for the facility.

         We have incurred significant losses since inception, and we are not profitable. We expect to continue to incur substantial losses over at least the next year as we complete our pre-clinical trials, apply for regulatory approvals of clinical trials, construct our laboratory and manufacturing facility and continue development of our technology. We do not expect to generate significant revenue in the next twelve months. We will need to raise additional capital in the next 12 months to meet these expenses and to continue as a going concern. See "Plan of Operation." Our independent auditors have added an explanatory paragraph to their report of Bio-Bridge Science Corporation (the accounting acquirer) for the year ended December 31, 2003 stating that our net loss from organizational and pre-operating activities, lack of revenues and dependence on our ability to raise additional capital to continue our existence, raise substantial doubt about our ability to continue as a going concern.

         The address of our principal executive offices is 1211 West 22nd Street, Suite 615, Oak Brook, Illinois where our telephone number is 630-928-0869. Our China office is located at Tianzhu Export Processing Zone, Shunyi District Beijing, China 101312. Our website is www.bio-bridge-science.com. Information contained on our website does not constitute part of this prospectus.

RISKS RELATED TO OUR BUSINESS

         Our business is subject to a number of risks, which you should be aware of before making an investment decision. These risks are discussed more fully in the section of this prospectus entitled "Risk Factors."

THE OFFERING

         On December 1, 2004, we completed a share exchange with Bio-Bridge Science Corporation, a Cayman Islands corporation, in which we issued 29,971,590 shares of our common stock. For more detailed information regarding the share exchange, see "Business--History, Reorganizations and Corporate Structure." Of these 29,971,590 shares of our common stock, 3,357,606 shares are being registered for resale under this prospectus.

         We are registering a total of 3,657,606 shares of our common stock for sale by the selling stockholders identified in the section of this prospectus entitled "Selling Stockholders." The shares included in the table identifying the selling stockholders consist of:

         o  300,000 shares of common stock; and

         o 3,357,606 shares of common stock issued pursuant to an Agreement for the Exchange of Shares dated November 4, 2004, which was completed on December 1, 2004.

         Upon the effectiveness of this prospectus, we will have 30,271,590 shares of common stock outstanding, which does not include:

         o 1,192,663 shares of common stock to be issued upon exercise of options outstanding; and

         o 2,000,000 shares of common stock reserved for issuance under our 2004 Stock Incentive Plan.

         Of the 30,271,590 outstanding shares, 3,657,606 shares will be freely tradable without restriction or further registration under the federal securities laws, so long as the registration statement that contains this prospectus is effective. Information regarding our common stock is included in the section of this prospectus entitled "Description of Securities."

         We have agreed to keep this prospectus effective until the date on which the shares may be resold by the selling stockholders without registration by reason of Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect.

SUMMARY FINANCIAL DATA

The following historical financial information should be read in conjunction with the audited financial statements and the notes to those statements and the section entitled "Management's Discussion and Analysis" included elsewhere in this prospectus. The statements of operations and comprehensive income data with respect to the year ended December 31, 2003 and the period February 11, 2002 (inception) to December 31, 2002 and the balance sheet data at December 31, 2003 are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this prospectus. See footnote 1 below. The historical results are not necessarily indicative of results to be expected for any future periods.


                                                       Period February 11,      Nine Months Ended September 30,
                                       Year Ended           2002 to         -------------------------------------
                                    December 31, 2003   December 31, 2002   2004 (unaudited)     2003 (unaudited)
                                    -----------------   -----------------   ----------------     ----------------
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA:
Revenues, net                           $        --        $        --          $        --        $        --
General and administrative
expenses                                $   256,553        $   114,860          $   345,218        $   178,690
Research and administrative
expenses                                         --                 --          $    46,208                 --
Comprehensive Loss                      $  (255,664)       $  (114,975)         $  (391,436)       $  (177,439)
Basic and diluted loss per
share                                   $      (.01)       $      (.01)         $      (.01)       $      (.01)
Weighted-average common
shares outstanding                       26,795,715         23,086,090           29,971,590         25,662,390

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents               $   220,291        $   455,541          $   917,039        $   348,485
Working capital                         $   269,915        $   455,436          $   926,180        $   364,551
Total assets                            $   693,823        $   460,789          $ 1,558,293        $   567,715
Total shareholders' equity              $   689,489        $   459,755          $ 1,518,293        $   566,887
Total liabilities and
shareholders' deficit                   $   693,823        $   460,789          $ 1,558,293        $   567,715

(1) On December 1, 2004, Bio-Bridge Science, Inc. acquired all the outstanding shares of Bio-Bridge Science Corp. in exchange for 29,971,500 shares of its common stock. The acquisition will be accounted for as a reverse merger (recapitalization) with Bio-Bridge Science Corp. deemed to be the accounting acquirer, and Bio-Bridge Science Inc. deemed to be the legal acquirer. Accordingly, the historical financial information presented herein is that of Bio-Bridge Science Corp. as adjusted to give effect to any difference in the par value of the issuer's and the accounting acquirer's stock with an offset to capital in excess of par value.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS AND THIS OFFERING

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT OF $760,843 AS OF SEPTEMBER 30, 2004, AND WE MAY NEVER ACHIEVE PROFITABILITY.

         We have yet to establish any history of profitable operations. We have not had any revenues since our inception. We incurred a loss of $255,020 in 2003 and $114,476 for the period February 11, 2002 (inception) to December 31, 2002. During the interim period ended September 30, 2004, we incurred operating losses of $391,347. As a result, at September 30, 2004, we had an accumulated deficit of $760,843. These losses have resulted principally from research and development and general and administrative expenses. To date, we have engaged primarily in organizational activities, research, development and pre-clinical testing. We anticipate that we will continue to incur substantial operating losses based on projected research and development and other operating costs for an indefinite period of time due to the significant costs associated with the development of our products. Our profitability will require the successful development and commercialization of our HIV-PV Vaccine I. No assurances can be given when or if this will occur or that we will ever be profitable.

BIO-BRIDGE SCIENCE CORP. (THE ACCOUNTING ACQUIRER) HAS RECEIVED AN OPINION OF GOING CONCERN FROM OUR AUDITORS. IF WE DO NOT RECEIVE ADDITIONAL FUNDING, WE WOULD HAVE TO CURTAIL OR CEASE OPERATIONS.

         Our independent auditors noted in their report accompanying Bio-Bridge Science Corp.'s (the accounting acquirer) financial statements for each of the year ended December 31, 2003 and the period February 11, 2002 (inception) to December 31, 2002 that we have incurred losses, generated no revenues, have been involved in organizational and pre-operating activities since inception and that additional capital will be necessary for the continuation of our existence. They further stated that the uncertainty related to these conditions raised substantial doubt about our ability to continue as a going concern. We do not currently have sufficient capital resources to fund the completion of our pre-clinical testing, construction of our laboratory and manufacturing facility and application for clinical testing. Therefore, we need additional funds to support the necessary development programs required to develop, test and obtain regulatory approval of our HIV-PV Vaccine I and other product candidates. We currently do not have any binding commitments for, or readily available sources of, additional financing. It is highly likely that we will seek to raise money through public or private sales of our securities, debt financing or short-term loans, or a combination of the foregoing. However, additional funding may not be available on favorable terms to us, or at all. To the extent that money is raised through the sale of our securities, the issuance of those securities could result in dilution to our existing shareholders. If we raise money through debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations. If we fail to raise sufficient funds, we would have to curtail or cease operations.

AS A COMPANY IN THE EARLY STAGE OF DEVELOPMENT WITH AN UNPROVEN BUSINESS STRATEGY, OUR LIMITED HISTORY OF OPERATIONS MAKES EVALUATION OF OUR BUSINESS AND FUTURE PROSPECTS DIFFICULT.

         We have had a limited operating history and are at an early stage of development. Since the inception of our wholly owned subsidiary, Bio-Bridge Science Corporation, a Cayman Islands corporation, in February 2002, our activities have primarily consisted of organizational activities, securing intellectual rights to our proprietary technology, and undertaking pre-clinical trials of HIV-PV Vaccine I. We have not yet demonstrated any ability to commercialize HIV-PV Vaccine I. As a result of these factors, it is difficult to evaluate our prospects, and our future success is more uncertain than if we had a longer or more proven history of operations.

OUR INTELLECTUAL PROPERTY RIGHTS MAY NOT PROVIDE MEANINGFUL PROTECTION FOR OUR PRODUCTS UNDER DEVELOPMENT, WHICH COULD ENABLE THIRD PARTIES TO USE OUR TECHNOLOGY, OR VERY SIMILAR TECHNOLOGY, AND COULD PREVENT US FROM DEVELOPING OR MARKETING OUR PRODUCT CANDIDATES.

         We rely on patent and trade secret laws to limit the ability of others to compete with us using the same or similar technology in the U.S. and other countries. However, as described below, these laws afford only limited protection and may not adequately protect our rights to the extent necessary to sustain any competitive advantage we may have. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S., and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of adequate rules and methods for defending and enforcing intellectual property rights.

         We will be able to protect our technology from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. The patent positions of companies developing drugs for pharmaceutical, biotechnology and biomedical industries, including our patent position, generally are uncertain and involve complex legal and factual questions, particularly as to questions concerning the enforceability of such patents against alleged infringement. The biotechnology patent situation outside the U.S. is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the U.S. and other countries may therefore diminish the value of our intellectual property. Moreover, our patent and patent applications may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. We also face the risk that others may independently develop similar or alternative technologies or design around our patented technologies.

         We control through a license with Loyola University of Chicago an issued patent and pending patent applications. However, the patent on which we rely may be challenged and invalidated, and the patent applications may not result in issued patents. Dr. Qiao has recently authorized minor modifications to his patent application in the U.S. and has received a Notice of Allowance. We intend to pay the required fee for issuance of the patent pursuant to the Notice of Allowance.

         We have taken measures to protect our proprietary information. These measures, however, may not provide adequate protection of our trade secrets or other proprietary information. We seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators and consultants. Nonetheless, employees, collaborators or consultants may still disclose our proprietary information, and we may not be able to protect our trade secrets in a meaningful way. If we lose employees, we may not be able to prevent the disclosure or use of our technical knowledge or other trade secrets by those former employees despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions to protect our proprietary technology. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

OUR RIGHTS TO THE USE OF TECHNOLOGY LICENSED TO US BY A THIRD PARTY ARE NOT WITHIN OUR CONTROL, AND WITHOUT THIS TECHNOLOGY, OUR PRODUCTS UNDER DEVELOPMENT MAY NOT BE SUCCESSFUL AND OUR BUSINESS PROSPECTS COULD BE HARMED.

         We rely on a license to use technologies that are material to our business. We do not own the patents that underlie this license. Our rights to use these technologies and employ the inventions claimed in the licensed patents are subject to the continuation of and compliance with the terms of that license and the continued validity of these patents. Our license from Loyola University Chicago provides us with exclusive rights within the United States, Japan and China, including the right to enforce the patents licensed to us from this university, but we cannot assure you that the scope of our rights under this license will not be subject to dispute by our licensor or third parties. This license contains due diligence obligations, as well as provisions that allow the licensor to terminate the license upon specific conditions.

IF WE ARE UNABLE TO COMMERCIALIZE OUR PRODUCT CANDIDATES, WE WILL NOT HAVE REVENUES TO CONTINUE OPERATIONS.

         HIV-PV Vaccine I is our main product candidate. We do not know whether the HIV-PV Vaccine I will be effective in preventing or treating HIV infection. Although our research has indicated that the HIV-PV Vaccine I technology contains a pseudovirus that induces both mucosal and systemic neutralizing antibodies that may be used to prevent and treat HIV infection, other elements may be necessary to develop an effective vaccine. Our success will depend primarily on the success of HIV-PV Vaccine I. In particular, we must be able to:

         o complete pre-clinical trials and obtain regulator approvals to proceed with clinical trials of HIV-PV Vaccine I;

         o establish the safety, purity, potency and efficacy of HIV-PV Vaccine I in humans;

         o  obtain regulatory approvals for HIV-PV Vaccine I; and

         o  successfully commercialize HIV-PV Vaccine I.

         If we are unable to commercialize HIV-PV Vaccine I, we do not have other products from which to derive revenues.

WE MAY NOT BE ABLE TO OBTAIN REGULATORY APPROVAL TO MARKET OUR PRODUCT CANDIDATES IN CHINA, THE UNITED STATES OR JAPAN ON A TIMELY BASIS, OR AT ALL, TO COMMERCIALIZE OUR PRODUCT CANDIDATES.

         Clinical testing is a long, expensive and uncertain process. If the Chinese government approves our application for clinical testing, we cannot assure you that the data collected from our clinical trials will be sufficient to support approval of HIV-PV Vaccine I by the SFDA or regulatory authorities in Japan and the United States, that the clinical trials will be completed on schedule or, even if the clinical trials are successfully completed and on schedule, that the SFDA or other regulatory authorities in the United States or Japan will ultimately approve HIV-PV Vaccine I for commercial sale.

         To gain SFDA regulatory approval for the sale of HIV PV Vaccine I in China, we believe, based on SFDA'a "Green Mile" policy, that we will need to complete the following five steps:

         o  pre-clinical laboratory and animal testing;

         o the submission to the SFDA of an application for approval of clinical study, which must be effective before clinical trials may commence;

         o adequate Phase I, II and III clinical studies to establish the safety, purity and potency of the product candidate and demonstrate how it behaves in the human body;

         o  obtain   Drug   Production   Quality   Control   Procedure   or  GMP
            certification;

         o the submission of an application to the SFDA for Drug Registration Document, and obtain new drug approval certificate; and

         o sales for pre-production drugs in the market and phase IV clinical study.

         We estimate that the total drug approval process in China may take at least two years from the date of the application for approval of clinical study. However, the SFDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed due to changes in government regulation, future legislation or administrative action or changes in SFDA policy that occur prior to or during our regulatory review. Delays or failure to obtain regulatory approvals may:

         o delay or prevent commercialization of, and our ability to derive product revenues from, our product candidates;

         o impose significant costs on us to comply with such laws and regulations; and

         o  diminish any competitive advantage the we may otherwise have.

         In the United States and Japan, we must receive approval from the appropriate regulatory authorities before we can commercialize our product candidates. We anticipate that the regulatory approval to market HIV-PV Vaccine I in the United States and Japan will vary and may differ from that required by the SFDA. There can be no assurance that we will avoid incurring significant costs to comply with government regulations in the future, or that such regulations will not have a material adverse effect on us.

DELAY IN COMMENCEMENT AND COMPLETION OF OUR CLINICAL TRIALS COULD JEOPARDIZE OUR ABILITY TO OBTAIN REGULATORY APPROVAL TO MARKET OUR PRODUCT CANDIDATES IN CHINA, THE UNITED STATES AND JAPAN ON A TIMELY BASIS.

         Our clinical trials could be delayed for a variety of reasons, including:

         o  unforeseen safety issues;

         o  determination of dosing issues;

         o  lower-than-anticipated retention rate of volunteers in the trial;

         o  serious adverse events related to the vaccine;

         o  inability to monitor patients  adequately during or after treatment;
            or

         o different interpretations of our pre-clinical and clinical data, which can lead initially to inconclusive results.

         Our inability to commence or complete our clinical trials in a timely manner could jeopardize our ability to obtain regulatory approval.

THE RESULTS OF OUR CLINICAL TRIALS MAY NOT SUPPORT OUR PRODUCT CANDIDATE CLAIMS.

         Even if our clinical trials are commenced and completed as planned, we cannot be certain that their results will support our product candidate claims. Success in pre-clinical testing and early phases of clinical trials does not ensure that later phases of clinical trials will be successful, and we cannot be sure that the results of later phases of clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay or prevent development of other product candidates.

FORMATION OF OUR LABORATORY AND MANUFACTURING FACILITY IN CHINA IS NOT YET COMPLETED, AND EVEN IF COMPLETED, WE MAY NOT BE SUCCESSFUL AT MANUFACTURING OR SUPPLYING OUR PRODUCT CANDIDATES IN NECESSARY QUANTITIES, OR AT ALL.

         In May 2003, we purchased a right to use for fifty years land located in the Shunyi District of Beijing, China for the purpose of building and operating a laboratory and manufacturing facility in China. In October 2004, we commenced construction of this laboratory and manufacturing facility. However, if:

         o  we are unable to raise the anticipated, or necessary, funding; or

         o approval of the facility in compliance with GMP requirements is not obtained we will be unable to build the manufacturing facility in Beijing, China. Even if we successfully build this laboratory and manufacturing facility, there can be no assurance that the facility will pass domestic or foreign regulatory approvals or be able to manufacture our product candidates in commercial quantities, or at all, or that we will be able to manufacture our product candidates on a cost-effective basis. There also can be no assurance that the building of the laboratory and manufacturing facility will be completed on time and will not be subject to cost overruns.

WE DEPEND ON KEY MANAGEMENT EMPLOYEES FOR OUR FUTURE SUCCESS. IF WE LOSE OUR KEY MANAGEMENT EMPLOYEES, OUR ABILITY TO OBTAIN FINANCING, DEVELOP OUR PRODUCT CANDIDATES, CONDUCT CLINICAL TRIALS OR EXECUTE OUR BUSINESS STRATEGY COULD BE SUBSTANTIALLY HARMED AND THE VALUE OF THE STOCK YOU OWN COULD BE ADVERSELY AFFECTED.

         Our future success is substantially dependent on the efforts of our senior management and scientific staff, particularly our chief executive officer, Liang Qiao, M.D. and his brother, Wenhui Qiao, who is our president. These individuals have played a critical role in developing the vaccine and conducting pre-clinical trials, raising financing and negotiating business development opportunities. The loss of the services of these key members of our senior management and scientific staff may prevent us from achieving our business objectives, and the value of the stock you own could be adversely affected. We do not maintain key person life insurance for any of our key personnel.

WE CURRENTLY HAVE NO MANUFACTURING FACILITY AND NO MANUFACTURING EXPERIENCE.

         We currently have no manufacturing facilities and no manufacturing experience. Pre-clinical study of the vaccine is being conducted through the collaboration between us and Loyola University of Chicago and Beijing Institute of Radiation Medicine, respectively. We are in the process of building a manufacturing facility in China to produce HIV-PV Vaccine I for clinical trials and on a commercial scale. However, there can be no assurance that we will have adequate manufacturing capacity to produce HIV-PV Vaccine I on a commercial scale.

WE HAVE NO EXPERIENCE IN MARKETING, SELLING OR DISTRIBUTING PRODUCTS AND NO INTERNAL CAPABILITY TO DO SO. OUR LACK OF SALES AND MARKETING PERSONNEL AND DISTRIBUTION RELATIONSHIPS MAY IMPAIR OUR ABILITY TO GENERATE REVENUES.

         We have no sales, marketing or distribution capability. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our product candidates under development. Our future success depends, in part, on our ability to enter into and maintain such collaborative relationships, the collaborator's strategic interest in the products under development and such collaborator's ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales, marketing and distribution of our products, however, there can be no assurance that we would be able to establish marketing or distribution arrangements with collaborators in a timely manner or on favorable terms, or at all.

WE FACE COMPETITION FROM SEVERAL COMPANIES WITH GREATER FINANCIAL, PERSONNEL AND RESEARCH AND DEVELOPMENT RESOURCES THAN OURS, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         The goal of developing an HIV vaccine is an area of interest to competitors, and several companies with substantially greater financial, personnel and research and development resources than ours have announced that they are trying to develop an HIV vaccine and are planning, conducting or have completed clinical trials. Although our research has indicated that HIV-PV
Vaccine I contains a pseudovirus that induces both mucosal and systemic neutralizing antibodies that may be used to prevent and treat HIV infection, other elements may be necessary to develop an effective vaccine, and several of our competitors are working to develop vaccines that affect the immune system differently. In addition, several of these companies are working to develop new "drug cocktails" and other treatments that may mitigate the impact of the disease. Even if we commence and complete our clinical trials, obtain SFDA and other required regulatory approvals and commercialize HIV-PV Vaccine I, our competitors may develop vaccines or treatments that are as or more effective, or less complex or less expensive to produce, than HIV-PV Vaccine I.

ADVERSE PUBLICITY REGARDING THE SAFETY OR SIDE EFFECTS OF HIV-PV VACCINE I COULD HARM OUR BUSINESS AND CAUSE OUR STOCK PRICE TO FALL.

         There may be potential side effects or safety concerns in connection with clinical trials of Vaccine I. If our studies or other researchers' studies were to raise or substantiate concerns over the safety or side effects of Vaccine I or vaccine development efforts generally, our reputation and public support for our future clinical trials could be harmed, which would harm our business and could cause our stock price to fall.

OUR USE OF HAZARDOUS MATERIALS, CHEMICALS AND VIRUSES REQUIRE US TO COMPLY WITH REGULATORY REQUIREMENTS AND EXPOSES US TO POTENTIAL LIABILITIES.

         Our research and development activities involve the controlled use of hazardous materials, chemicals and viruses. We are subject to federal, state, local and foreign laws governing the use, manufacture, storage, handling and disposal of such materials. Although we believe that our safety procedures for the use, manufacture, storage, handling, disposal of such materials comply with the standards prescribed by the federal, state, local and foreign regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for significant damages or fines. These damages could exceed our resources and any applicable insurance coverage. In addition, we may be required to incur significant costs to comply with regulatory requirements in the future.

WE MAY  BECOME  SUBJECT  TO  PRODUCT  LIABILITY  CLAIMS  AND  INCUR  SUBSTANTIAL
LIABILITIES,   WHICH  COULD  REDUCE  DEMAND  FOR  HIV-PV   VACCINE  I  OR  LIMIT
COMMERCIALIZATION OF HIV-PV VACCINE I.

         We will face an inherent risk of exposure to product liability suits in connection with HIV-PV Vaccine I, vaccines to be tested in human clinical trials and products that may be sold commercially. We may become subject to a product liability suit if HIV-PV Vaccine I causes injury, or if vaccinated individuals subsequently become infected with HIV. We currently do not carry clinical trial insurance or product liability insurance. Although we intend to obtain clinical trial insurance prior to commencement of any clinical trials, we may not be able to obtain insurance at a reasonable cost, if at all. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a vaccine, injury to our reputation, withdrawal of clinical trial volunteers and loss of revenues.

POLITICAL OR SOCIAL FACTORS MAY DELAY OR REDUCE REVENUES BY DELAYING OR IMPAIRING OUR ABILITY TO MARKET HIV-PV VACCINE I.

         Products developed for use in addressing the HIV/AIDS epidemic have been, and will continue to be, subject to competing and changing political and social pressures. The political and social response to the HIV/AIDS epidemic has been highly charged and unpredictable. Political or social pressures may delay or cause resistance to bringing our product to market or limit pricing of our product.

RISKS RELATED WITH OWNERSHIP OF OUR SECURITIES

IF A PUBLIC MARKET FOR OUR COMMON STOCK DEVELOPS, WE EXPECT TO EXPERIENCE VOLATILITY IN THE PRICE OF OUR COMMON STOCK. THIS MAY RESULT IN SUBSTANTIAL LOSSES TO INVESTORS IF THEY ARE UNABLE TO SELL THEIR SHARES AT OR ABOVE THEIR PURCHASE PRICE.

         If a public market for our common stock develops, we expect the market price of our common stock to fluctuate substantially for the indefinite future due to a number of factors, including:

         o our status as a development stage company with a limited operating history and no revenues to date, which may make risk-averse investors more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a seasoned issuer in the event of negative news or lack of progress;

         o  announcements of new products by us or our competitors;

         o  the timing and development of our products;

         o  general and industry-specific economic conditions;

         o  actual or anticipated fluctuations in our operating results;

         o  our capital commitments; and

         o  the loss of any of our key management personnel.

         In addition, the financial markets have experienced extreme price and volume fluctuations. The market prices of the securities of biotechnology companies, particularly companies like ours without consistent revenues and earnings, have been highly volatile and may continue to be highly volatile in the future, some of which may be unrelated to the operating performance of particular companies. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management's attention and resources and harm our financial condition and results of operations.

THERE MAY NOT BE AN ACTIVE, LIQUID TRADING MARKET FOR OUR COMMON STOCK, SO YOU MAY BE UNABLE TO LIQUIDATE YOUR SHARES IF YOU NEED MONEY.

         Prior to this offering, there has been no public market for our common stock. An active trading market for our common stock may not develop following this offering due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales. We cannot give you any assurance that an active public trading market for our common shares will develop or be sustained. You may not be able to liquidate your shares quickly or at the market price if trading in our common stock is not active.

WE DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS IN THE FORESEEABLE FUTURE, WHICH MAY REDUCE YOUR RETURN ON AN INVESTMENT IN OUR COMMON STOCK.

          We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE.

         There are currently outstanding as of December 15, 2004, 30,271,590 shares of common stock. Upon effectiveness of this offering, approximately 12% of our outstanding shares will be freely tradable without restriction or further registration under the federal securities laws.

         In addition, we intend to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register approximately 2,000,000 shares of our common stock underlying options to be granted to our officers, directors, employees and consultants. These shares, if issued in accordance with these plans, will be eligible for immediate sale in the public market, subject to volume limitations.

         If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH A SECURITIES OFFERING THAT COULD DILUTE YOUR OWNERSHIP INTEREST AND VOTING RIGHTS.

         Our certificate of incorporation currently authorizes our board of directors to issue up to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of December 15, 2004, after taking into consideration our outstanding shares, our board of directors will be entitled to issue up to 69,728,410 additional common shares and 5,000,000 additional preferred shares. The power of the board of directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of our stock is generally not subject to shareholder approval.

         We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS WILL CONTINUE TO OWN A SIGNIFICANT PERCENTAGE OF OUR STOCK AFTER THE OFFERING, AND AS A RESULT, THE TRADING PRICE FOR OUR SHARES MAY BE DEPRESSED AND THESE STOCKHOLDERS CAN TAKE ACTIONS THAT MAY BE ADVERSE TO YOUR INTERESTS.

         After the offering, our principal stockholders, executive officers and directors will, in the aggregate, beneficially own approximately 75.8% of our common stock. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the affect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in companies with controlling stockholders.

THE PRICE OF THE COMMON STOCK OFFERED BY THE SELLING SHAREHOLDERS HAS BEEN ARBITRARILY DETERMINED. YOU MAY NOT RELY ON THIS PRICE AS AN INDICATION OF THE PURCHASE.

         The  price  of the  common  stock  offered  for  sale  by  the  selling shareholders was arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Moreover, the price of our common stock may decline after the offering.

OUR INCORPORATION DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER THAT STOCKHOLDERS CONSIDER FAVORABLE AND COULD ALSO LIMIT THE MARKET PRICE OF YOUR STOCK, WHICH MAY INHIBIT AN ATTEMPT BY OUR STOCKHOLDERS TO CHANGE OUR DIRECTION OR MANAGEMENT.

         Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

         o authorize our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our stockholders; and

         o prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

         In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

WE WILL BE SUBJECT TO THE PENNY STOCK RULES ONCE OUR COMMON STOCK BECOMES ELIGIBLE FOR TRADING. THESE RULES MAY ADVERSELY AFFECT TRADING IN OUR COMMON STOCK.

         We expect that our common stock will be a "low-priced" security under the "penny stock" rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties in selling the stock, the customer's rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities.

         Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

RISKS RELATING TO OUR FOREIGN OPERATIONS

OUR OPERATIONS ARE PRIMARILY LOCATED IN CHINA AND MAY BE ADVERSELY AFFECTED BY CHANGES IN THE POLICIES OF THE CHINESE GOVERNMENT.

         Our business operations may be adversely affected by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a "socialist market economy" and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. These effects could substantially impair our business, profits or prospects in China. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH WE MUST CONDUCT ITS BUSINESS ACTIVITIES.

         The PRC only recently has permitted greater provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interests we then hold in Chinese properties or joint ventures. Any such developments could have a material adverse effect on our business, operations, financial condition and prospects.

FUTURE INFLATION IN CHINA MAY INHIBIT ECONOMIC ACTIVITY IN CHINA AND ADVERSELY AFFECT OUR OPERATIONS.

         In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation which have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has moderated since 1995, high inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby adversely affecting our business operations and prospects in the PRC.

WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO POLICIES REGARDING THE REGULATION OF FOREIGN INVESTMENTS IN CHINA.

         The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China's regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our business objectives. We cannot assure you that we will be able to enforce any legal rights we may have under our contracts or otherwise. Our failure to enforce our legal rights may have a material adverse impact on our operations and financial position, as well as our ability to compete with other companies in our industry.

IT MAY BE DIFFICULT FOR SHAREHOLDERS TO ENFORCE ANY JUDGMENT OBTAINED IN THE UNITED STATES AGAINST US, WHICH MAY LIMIT THE REMEDIES OTHERWISE AVAILABLE TO OUR SHAREHOLDERS.

         Substantially all of our assets are located outside the United States. Almost all of its current operations are conducted in China. Moreover, most of our directors and officers are nationals or residents of countries other than the United States. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for shareholders to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of China would recognize or enforce judgments of United States courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Business," contains forward-looking statements.

         Forward-looking statements include, but are not limited to, statements about:

         o our lack of capital and whether or not we will be able to raise capital when we need it;

         o  our  ability  to  complete   development   of  our  products   under
            development;

         o  our ability to market and manufacture our future products; and

         o our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others.

         These  statements  relate to  future  events  or our  future  financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "expects," "intends," "plans," "anticipates," "believes," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. Neither the Private Securities Litigation Reform Act of 1995 nor
Section 27A of the Securities Act of 1933 provides any protection for statements made in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below in the sections entitled "Selling Stockholders" and "Plan of Distribution." With the exception of any brokerage fees and commission which are the obligation of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $100,000, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

                         DETERMINATION OF OFFERING PRICE

         Prior to this offering, there has been no public market for our common stock. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.

         We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the offering price.

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the selling stockholders who may sell their shares under this prospectus from time to time. No selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities, except for the following selling stockholders: Isao Arimoto, our director and vice president; Yukiko Arimoto, wife of Isao Arimoto, our director and vice president; Noriyo Arimoto, Masayo Arimoto and Kenshi Arimoto, children of Isao Arimoto, our director and vice president; Shyh-Jing (Philip) Chiang, our director; Toshihiro Komoike, our director; Atsushi Komoike and Yumi Komoike, children of Toshihiro Komoike, our director; Mingjin Yu, former director of Bio-Bridge (Cayman) and wife of Wenhui Qiao, our director and president; and the law firm Richardson & Patel LLP, which serves as our legal counsel. The following table also provides certain information with respect to the selling stockholders' ownership of our securities as of the date of this prospectus, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling stockholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.

         Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners or managers, who may sell shares pursuant to this prospectus. Each selling stockholder may also transfer shares owned by him or her by gift, and upon any such transfer the donee would have the same right of sale as the selling stockholder.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. None of the selling stockholders are or were affiliated with registered broker-dealers. See our discussion entitled "Plan of Distribution" for further information regarding the selling stockholders' method of distribution of these shares.

                                        Number of              Number of             Number of              Percentage
       NAME OF SELLING                Shares Owned            Shares Being          Shares Owned           Owned After
         STOCKHOLDER                 Before Offering            Offered            After Offering          Offering(1)
------------------------------  ------------------------- -------------------- ----------------------  --------------------
Akihiko Mori                                       20,000               20,000                      0                     *
Atsuko Nakata                                       5,000                1,000                  4,000                     *
Atsushi Komoike(2)                                250,000               37,500                212,500                     *
Columbia China Capital Group(3)                   200,000              200,000                      0                     *
Eiji Kitamura                                      31,250                6,250                 25,000                     *
Emiko Mushiake                                     30,000               30,000                      0                     *
Hajime Nukii                                       20,000               20,000                      0                     *
Hajime Yamashita                                   20,000               20,000                      0                     *
Haruo Fukui                                        28,050                5,610                 22,440                     *
Hideki Matsumoto                                  125,000               18,750                106,250                     *
Hidenori Nakatsuka                                  2,850                  570                  2,280                     *
Hiroe Kigure                                       31,250                6,250                 25,000                     *
Hiroo Ichimura                                     75,000               11,250                 63,750                     *
Ichirou Makino                                      6,250                1,250                  5,000                     *
Ikuzo Yoneda                                       32,500               21,250                 11,250                     *
Isao Arimoto(4)                                 2,125,000              212,500              1,912,500                  6.3%
Jiro Hiraiwa                                       14,075                2,815                 11,260                     *
Jun Imura                                          20,000               20,000                      0                     *
Junya Yoshino                                      14,000                2,800                 11,200                     *
Kayori Yamashita                                   20,000               20,000                      0                     *
Kazuko Maruyama                                    80,250               12,038                 68,213                     *
Kazuko Ogawa                                      750,000              112,500                637,500                  2.1%
Kazumi Setogawa                                    25,000               25,000                      0                     *
Kazutaka Morioka                                   31,250                6,250                 25,000                     *
Kazuyuki Koda                                      20,000               20,000                      0                     *
Kenji Eikawa                                      180,000              180,000                      0                     *
Kenshi Arimoto(5)                                 650,000               65,000                585,000                  1.9%
Kichirou Komon                                     31,250                6,250                 25,000                     *
Kimiko Yukuyoshi                                   20,000               20,000                      0                     *
Kiyoto Saisou                                      40,000               40,000                      0                     *
Ko Hamada                                         950,000              337,500                612,500                  2.0%
Koichi Nakagawa                                   595,100              106,265                488,835                  1.6%
Kouichi Sakata                                     15,625                3,125                 12,500                     *
Kunio Kameyoshi                                    20,000               20,000                      0                     *
Machiko Nukii                                      25,000                5,000                 20,000                     *
Masaki Maruyama                                    60,000               60,000                      0                     *
Masao Ohnishi                                      25,250               21,050                  4,200                     *
Masasue Mitsuta                                    25,000                3,750                 21,250                     *
Masayo Arimoto(6)                                 600,000               60,000                540,000                  1.8%
Masayoshi Kubo                                     31,250                6,250                 25,000                     *
Mayumi Arimoto                                    250,000               25,000                225,000                     *
Michiaki Matsuura                                  20,000               20,000                      0                     *
Mineo Nitami                                       14,175                2,835                 11,340                     *
Mingjin Yu(7)                                     850,000               85,000                765,000                  2.5%
Minoru Yanai                                       62,500               12,500                 50,000                     *
Misuzu Mitsuta                                     20,000               20,000                      0                     *
Mitsue Komatsubara                                 20,000               20,000                      0                     *
Mitsuyoshi Hatasaki                                80,000               80,000                      0                     *
Noboru Murata                                      25,000                3,750                 21,250                     *
Nobuyuki Terabayashi                               28,025                5,605                 22,420                     *
Noriyo Arimoto(8)                                 600,000               60,000                540,000                  1.8%
Osamu Mizutani                                     20,000               20,000                      0                     *
Reinbo Noboru Murata                               20,000               20,000                      0                     *
Richardson & Patel LLP(9)                         100,000              100,000                      0                     *
Rieko Kuboyama                                     40,000               40,000                      0                     *
Seiji Tago                                         10,000               10,000                      0                     *
Setsuo Kuman                                       40,000               40,000                      0                     *
Shigeyoshi Aoki                                    20,000               20,000                      0                     *
Shinichi Hibi                                      20,000               20,000                      0                     *

                                        Number of              Number of             Number of              Percentage
       NAME OF SELLING                Shares Owned            Shares Being          Shares Owned           Owned After
         STOCKHOLDER                 Before Offering            Offered            After Offering          Offering(1)
------------------------------  ------------------------- -------------------- ----------------------  --------------------
Shinichi Takumi                                    21,000               21,000                      0                     *
Shiro Nobuhara                                     27,952                5,590                 22,362                     *
Shisei Yoshida                                    625,000               93,750                531,250                  1.8%
Shisyu Hausu Co., Ltd.                             20,000               20,000                      0                     *
Shizuko Nitanda                                    20,000               20,000                      0                     *
Shyh Jing (Philip) Chiang(10)                     786,111               78,611                707,500                  2.3%
Susumu Hirauchi                                   133,325               19,999                113,326                     *
Takahiro Ogumo                                     40,000               40,000                      0                     *
Takashi Arimoto                                   214,350               23,153                191,198                     *
Takeo Morita                                       20,000               20,000                      0                     *
Takeshi Yamashita                                  20,000               20,000                      0                     *
Takushi Arimoto                                   250,000               25,000                225,000                     *
Tetsuya Sikata                                     25,000                5,000                 20,000                     *
Tomohiko Matsumoto                                 12,500                2,500                 10,000                     *
Tomoko Toyoda                                      40,000               40,000                      0                     *
Toshihiro Komoike(11)                             750,000              112,500                637,500                  2.1%
Toshimasa Nakaso                                   15,625                3,125                 12,500                     *
Toshiyuki Matsushita                               20,000               20,000                      0                     *
Toyoko Saimu                                       40,000               40,000                      0                     *
Tsuyoshi Kurata                                    31,250                6,250                 25,000                     *
Turuko Kadowaki                                    12,500                1,250                 11,250                     *
Wataru Fujimoto                                    40,000               40,000                      0                     *
Yasuko Ishii                                       32,500               22,500                 10,000                     *
Yasunori Arimoto                                  250,000               25,000                225,000                     *
Yasunori Kihara                                    20,000               20,000                      0                     *
Yasuo Fujiwara                                     13,750                2,750                 11,000                     *
Yasuo Suzuki                                      125,000               25,000                100,000                     *
Yasuto Arata                                       20,000               20,000                      0                     *
Yasuyuki Kousaka                                   10,000               10,000                      0                     *
Yoko Kitazumi                                     250,000               37,500                212,500                     *
Yoshie Arimoto                                    250,000               25,000                225,000                     *
Yoshie Kaigawa                                     51,250               26,250                 25,000                     *
Yoshihiro Tanaka                                   25,000                5,000                 20,000                     *
Yoshiko Hori                                       20,000               20,000                      0                     *
Yoshiro Nukii                                      97,500               51,500                 46,000                     *
Yoshishige Koshio                                  47,952               25,590                 22,362                     *
Yuji Hayashi                                       20,000               20,000                      0                     *
Yukiko Arimoto(12)                              1,500,000              225,000              1,275,000                  4.2%
Yukio Hosoda                                       15,625                3,125                 12,500                     *
Yuko Goto                                          13,750                2,750                 11,000                     *
Yumi Komoike(13)                                  250,000               37,500                212,500                     *
Yumiko Tsunemoto                                   20,000               20,000                      0                     *
Yutaka Asai                                        14,750                2,950                 11,800                     *

            TOTAL                              15,696,590            3,657,606             12,038,984

* Represents less than 1% of our common stock.

(1) Based on 30,271,590 shares issued and outstanding as of December 15, 2004. Assumes that each selling stockholder sells all shares registered under this prospectus. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and each selling stockholder may decide not to sell his or her shares that are registered under this prospectus.

(2)  Atsushi Komoike is the son of our director Toshihiro Komoike.

(3) The natural person with voting and investment decision power for the selling stockholder is Mr. Tie (James) Li.

(4)  Isao Arimoto is one of our directors.

(5)  Kenshi Arimoto is the son of our director Isao Arimoto.

(6)  Masayo Arimoto is the daughter of our director Isao Arimoto.

(7)  Mingjin Yu is the wife of Wenhui Qiao, our director and president.

(8)  Noriyo Arimoto is the daughter of our director Isao Arimoto.

(9) Richardson & Patel LLP is our legal counsel and has rendered an opinion to us regarding the validity of the shares being offered. The natural persons with voting and investment decision power for the selling stockholder are Messrs. Erick Richardson and Nimish Patel.

(10) Shyh-Jing (Philip) Chiang is one of our directors.

(11) Toshihiro Komoike is one of our directors.

(12) Yukiko Arimoto is the wife of our director Isao Arimoto.

(13) Yumi Komoike is the daughter of our director Toshihiro Komoike.

                              PLAN OF DISTRIBUTION

         This is our initial public listing. We are registering 3,657,606 shares of our common stock for resale by the selling stockholders identified in the section above entitled "Selling Stockholders." We will receive none of the proceeds from the sale of these shares by the selling stockholders.

         We anticipate that a market maker will apply to have our common stock traded on the OTC Bulletin Board. Until our shares are quoted on the OTC Bulletin Board, the selling stockholders will sell at a price of $.50 per share. If we are successful in having our shares traded on the OTC Bulletin Board, the selling stockholders will be able to sell the shares offered by this prospectus in one or more transactions at prevailing market prices or privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o  privately negotiated transactions;

         o  settlement of short sales;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o  a combination of any such methods of sale;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

         o  any other method permitted pursuant to applicable law.

         The  selling   stockholders  and  their  successors,   including  their
transferees, pledgees or donees or their successors-in-interest, may sell the common shares directly to a purchaser or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchaser. Neither the selling stockholders nor Bio-Bridge can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders, broker-dealers, underwriters or agents relating to the sale or distribution of the shares.

       The selling stockholders may also enter into hedging transactions, and persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common shares. Our selling stockholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

       The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933, as amended, in connection with the sales and distributions contemplated under this prospectus, and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profits which our selling stockholders may receive might be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be an underwriter under
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

       The resale shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

       We will bear all expenses relating to the sale of our common shares under this prospectus, except that the selling stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders.

       Any common shares offered under this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

         Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

         We have agreed to keep this prospectus effective until the date on which the shares may be resold by the selling stockholders without registration by reason of Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect.

                                LEGAL PROCEEDINGS

         We  are  not  currently   subject  to  either   threatened  or  pending
litigation, actions or administrative proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The following table identifies our current executive officers and directors, their respective offices and positions, and their respective dates of election or appointment:

                                                                                                         INITIAL ELECTION OR
              NAME                       AGE                         POSITION HELD                        APPOINTMENT DATE
----------------------------------------------------------------------------------------------------------------------------------
Liang Qiao, M.D.                 44                   Chairman of the Board, Chief                 October 26, 2004
                                                      Executive Officer and Secretary
----------------------------------------------------------------------------------------------------------------------------------
Wenhui Qiao                      35                   President and Director                       October 26, 2004
----------------------------------------------------------------------------------------------------------------------------------
Chuen Huei (Kevin) Lee           34                   Chief Financial Officer                      October 27, 2004
----------------------------------------------------------------------------------------------------------------------------------
Toshihiro Komoike                52                   Director                                     October 26, 2004
----------------------------------------------------------------------------------------------------------------------------------
Isao Arimoto                     56                   Vice President and Director                  October 26, 2004
----------------------------------------------------------------------------------------------------------------------------------
Shyh-Jing (Philip) Chiang        44                   Director                                     October 26, 2004
----------------------------------------------------------------------------------------------------------------------------------

         Mr. Wenhui Qiao and Dr. Liang Qiao are brothers. There are no other family relationships among the executive officers and directors.

         Our executive officers are appointed by our board of directors and serve at the board's discretion. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs. None of our directors or executive officers has, during the past five years,

         o had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

         o been convicted in a criminal proceeding and none of our directors or executive officers is subject to a pending criminal proceeding,

         o  been subject to any order,  judgment,  or decree,  not  subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities, or

         o been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

BUSINESS EXPERIENCE

         DR. LIANG QIAO is one of our co-founders and has served as our chairman of the board of directors, chief executive officer and secretary since October 2004. Since February 2002, Dr. Qiao has served as director of our wholly owned subsidiary Bio-Bridge (Cayman) and has served as its chief executive officer and chairman of the board since May 2004. Since July 2000, Dr. Qiao has served as an Associate Professor at Loyola University Chicago, Strich School of Medicine. From May 1994 to June 2000, Dr. Qiao was an Assistant Professor at Loyola University Chicago, Strich School of Medicine. Dr. Qiao also worked as a research scholar at the German Cancer Research Center in Heidelberg, Germany, where he made his discovery of mucosal immune regulation mechanisms. Dr. Qiao received a B.M. from Henan Medical University in China and an M.D. from Lausanne University in Switzerland.

         MR. WENHUI QIAO is one of our co-founders and has served as our president and director since October 2004. Mr. Qiao has served as director of Bio-Bridge (Cayman) since February 2002 and its president since May 2004. From July 1999 to December 2001, Mr. Qiao served as chief executive officer of Dongfang Huayin Anti- Radiation Company, which was located in Henan Province, China. From 1994 to 1998, he served as the chief representative for Henan
Province in Japan. Mr. Qiao received a B.A. in Economics from Doshisha University in Japan.

         MR. CHUEN HUEI (KEVIN) LEE, CFA, has served as our chief financial officer since October 2004. Mr. Lee also has served as chief financial officer of Bio-Bridge (Cayman) since May 2004. From October 2001 to June 2004, he served as Vice President of CMV in Beijing and Shanghai, China. From February 2000 to August 2001, Mr. Lee served as Manager of Grand Cathay Securities Corporation in Taipei, Taiwan. From September 1998 to February 2000, he was the Manager of American Express Bank's Taipei Branch. Mr. Lee received a B.A. from Taiwan University and an M.B.A. from Columbia University. He is a chartered financial analyst (CFA) charter holder.

         MR. TOSHIHIRO KOMOIKE has served as our director since October 2004. Mr. Komoike also has served as director of Bio-Bridge (Cayman) since May 2004. From 1998 to 2004, Mr. Komoike served as Senior Manager of Sumisho Textile Company in Japan. He received a degree in Commerce from Kansai University in Japan.

         MR. ISAO ARIMOTO is one of our co-founders and has served as our vice president and director since October 2004. Mr. Arimoto also has served as vice president of Bio-Bridge (Cayman) since May 2004 and its director since February 2002. Since February 1975, Mr. Arimoto has served as chief executive officer of Chugoko-Knit Company in Japan. He has 30 years of business experience as an entrepreneur in Japan and China.

         MR. SHYH-JING (PHILIP) CHIANG is one of our co-founders and has served as our director since October 2004. Mr. Chiang also has served as director of Bio-Bridge (Cayman) since February 2002. Since June 2004, Mr. Chiang has served as head of investment banking at Nomura Securities in Taipei, Taiwan. From March 2004 to May 2004, he served as chief representative of Rabobank's office in Taipei. From June 2001 to May 2004, he was director of investment banking at ING Baring in Taipei. Mr. Chiang served as executive vice president of Grand Cathay Securities from August 2000 to June 2001. From September 1996 to April 2000, he served as vice president of Credit Agricole Indosuez. Mr. Chiang received a B.A. from Tunghai University in Taiwan and an M.B.A. from the University of Missouri.

         Our board of directors currently consists of five members. Our bylaws provide that our directors will be elected at each annual meeting of the stockholders. Their term of office will run until the next annual meeting of the stockholders and until their successors have been elected.

         No individual on our board of directors possesses all of the attributes of an audit committee financial expert and no one on our board of directors is deemed to be an audit committee financial expert. In forming our board of directors, we sought out individuals who would be able to guide our operations based on their business experience, both past and present, or their education. Mr. Lee, our Chief Financial Officer, serves as our financial expert regarding generally accepted accounting principals and general application of such principles in connection with the accounting for estimates and accruals, including an understanding of internal control procedures and policies over financial reporting, and maintains sufficient experience analyzing or evaluating financial statements in such depth and breadth as may be required of an audit committee financial expert. However, Mr. Lee is not an elected director of the company. We recognize that having a person who possesses all of the attributes of an audit committee financial expert would be a valuable addition to our board of directors, however, we are not, at this time, able to compensate such a person. Therefore, we may find it difficult to attract such a candidate.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following tables set forth certain information regarding beneficial ownership of our securities as of December 15, 2004 by (i) each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of each class of our voting securities, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. Unless otherwise stated, their address is c/o Bio-Bridge Science, Inc., 1211 West 22nd Street, Suite 615, Oak Brook, IL 60523. As of
December 15, 2004, there were 30,271,590 shares of common stock issued and outstanding.

                                  COMMON STOCK

                                                                                              PERCENTAGE OF
                                                           NUMBER OF SHARES OF             OUTSTANDING SHARES
           NAME OF DIRECTOR, OFFICER AND                      COMMON STOCK                      OF COMMON
                 BENEFICIAL OWNER                         BENEFICIALLY OWNED(1)                 STOCK(2)
                 ----------------                         ---------------------                 --------
Named Executive Officers and Directors:
Liang Qiao, M.D.                                               13,750,000                         45.4%
Wenhui Qiao(1)                                                  1,675,000                          5.5%
Chuen Huei (Kevin) Lee                                             ---                              *
Toshihiro Komoike(2)                                            1,250,000                          4.1%
Isao Arimoto(3)                                                 5,475,000                         18.1%
Shyh-Jing (Philip) Chiang                                         786,111                          2.6%
Five Percent Stockholders of Common Stock:
None.
All Officers and Directors as a Group (6 Persons)(1)(2)(3)     22,935,111                         75.8%

* Less than one percent beneficially owned.

(1) Includes 825,000 shares owned by Wenhui Qiao individually. Also includes 850,000 shares held by Mingjin Yu, Mr. Qiao's wife. Mr. Qiao disclaims beneficial ownership of the shares held by his wife, except to the extent of his pecuniary interest therein.

(2) Includes 750,000 shares owned by Toshihiro Komoike individually. Additionally includes 250,000 shares and 250,000 shares held by Atsushi Komoike and Yumi Komoike, respectively, Mr. Komoike's children living at home. Mr. Komoike disclaims beneficial ownership of the shares held by his children, except to the extent of his pecuniary interest therein.

(3) Includes 2,125,000 shares owned by Isao Arimoto himself individually, 1,500,000 shares owned by Yukiko Arimoto, Mr. Arimoto's wife, 650,000 shares, 600,000 shares and 600,000 shares held by Kenshi Arimoto, Masayo Arimoto and Noriyo Arimoto, respectively, Mr. Arimoto's children living at home. Mr. Arimoto disclaims beneficial ownership of the shares held by his wife and children, except to the extent of his pecuniary interest therein.

CHANGE OF CONTROL

         To the knowledge of management, there are no present arrangements or pledges of securities of our company that may result in a change in control of the company.

                            DESCRIPTION OF SECURITIES

GENERAL

         We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share.

COMMON STOCK

         The securities being offered by the selling stockholders are shares of our common stock. Prior to this offering there has been no public or private trading market for our common stock.

         As of December 15, 2004,  there were issued and outstanding  30,271,590
shares  of  common  stock  that  were  held  of  record  by  approximately   116
stockholders.

         The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered in this offering will be fully paid and not liable for further call or assessment.

         Please review our certificate of incorporation and bylaws, copies of which have been filed with the SEC, as well as the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our shares.

         The holders of common stock do not have cumulative voting rights, which means that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so. In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors. Except as otherwise required by Delaware law, all stockholder action is taken by the vote of a majority of the issued and outstanding shares of common stock present at a meeting of stockholders at which a quorum consisting of a majority of the issued and outstanding shares of common stock is present in person or proxy.

PREFERRED STOCK

         As of December 15, 2004, there were no issued and outstanding shares of preferred stock. Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock. Our board will also have the authority, without the approval of the stockholders, to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issued, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Preferred stock could thus be issued with terms that could delay or prevent a change in control of our company or make removal of management more difficult. In addition, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no plans at this time to issue any preferred stock.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         The financial statements for Bio-Bridge Science, Inc. as of Nov. 3, 2004 and the financial statements for Bio-Bridge Science Corp for the year ended December 31, 2003 and for the period ended February, 11, 2002 (inception ) to Dec. 31, 2002 included in this prospectus have been audited by Weinberg & Company, P.A., the registered independent accounting firm to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

         The validity of the common stock to be sold by the selling stockholders under this prospectus will be passed upon for us by Richardson & Patel LLP. Richardson & Patel LLP owns 100,000 shares of our common stock, which are being registered for sale under this prospectus.

            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

         o  for any breach of their duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Delaware General Corporation Law; or

         o  for any  transaction  from which the  director  derived an  improper
            personal   benefit.

         In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws).

         These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

                             DESCRIPTION OF BUSINESS


         A Glossary of Scientific Terms has been included for the convenience of our readers in order to help provide a better understanding of our business, and begins on page 28 of this prospectus.

GENERAL

         We are a development stage company whose subsidiaries are focused on the commercial development of biological products for the prevention and treatment of human infectious diseases. Our current business strategy focuses on the development of vaccines against HIV through our wholly owned subsidiaries, which were organized in 2002 to continue development of, and commercialize, HIV-PV Vaccine I, a vaccine designed to prevent and treat infection by the human immunodeficiency virus, or HIV. The original HIV-PV Vaccine I technology was co-developed by Dr. Liang Qiao, an associate professor at Loyola University Chicago and is owned by Loyola University. In June 2002, Loyola University exclusively licensed this technology to our subsidiary Bio-Bridge Science Corporation with respect to PRC, Japan and the United States. Pursuant to an agreement with the Beijing Institute of Radiation Medicine, we are currently conducting pre-clinical testing of HIV-PV Vaccine I, in mainland China which we anticipate will be completed by mid-March 2005. Once the pre-clinical testing is completed, we plan to apply to China's State Food and Drug Administration for approval to conduct clinical trials of HIV-PV Vaccine I.

         Our strategy is to develop, test and obtain regulatory approval for HIV-PV Vaccine I in China first and then in the United States and Japan. In May 2003, we purchased the right to use for fifty years approximately 2.8 acres of land in the Tianzhu Export Processing Zone, Shunyi District, Beijing, China, which we plan to develop into a laboratory and biomanufacturing facility in compliance with Good Manufacturing Practices, or GMP, regulations primarily for clinical trials of HIV-PV Vaccine I. In July 2003, we engaged a contractor to design the GMP facility. As of September 2004, we have received all necessary permits and approvals to commence construction of the facility. We estimate that the cost of building and outfitting this facility will be $3,000,000, and the construction and installation of equipment related to the facility will be substantially completed by June 2005. We currently have no commitments to make payments for this construction project, except for $724,900 pursuant to a contract involving structural and foundation work for the facility. To date, we have not commenced clinical testing of this vaccine, nor has it been approved by the China State Food and Drug Administration or any other regulatory agency. Further, we have not received any revenues to date and, until we receive the necessary approvals from the SFDA or a similar regulatory authority located in Japan or the United States, we will not have any revenues.

         We have incurred significant losses since inception as a result of research and development and general and administrative expenses in support of our operations. We expect to continue to incur substantial losses over at least the next year as we complete our pre-clinical trials, apply for regulatory approvals of clinical trials, construct our laboratory and biomanufacturing facility and continue development of our technology. We will need to raise additional capital in the next 12 months to meet these operating expenses. See "Plan of Operation."

HISTORY, REORGANIZATIONS AND CORPORATE STRUCTURE OF THE COMPANY

         We were incorporated in Delaware on October 26, 2004 for the purpose of changing the corporate structure of our business. On November 4, 2004, we initiated exchange offers to the shareholders of Bio- Bridge (Cayman). By November 12, 2004, 100% of the shareholders of Bio-Bridge (Cayman) had tendered their shares. Effective December 1, 2004, we issued 29,971,590 shares of our common stock to the shareholders of Bio-Bridge (Cayman) pursuant to the Agreement for the Exchange of Shares dated as of November 4, 2004 ("Exchange Agreement") by and among us, Bio-Bridge (Cayman) and the shareholders of record of Bio-Bridge (Cayman). As a result of this exchange reorganization, we became the sole shareholder of Bio-Bridge (Cayman), and it became our wholly owned subsidiary. The Bio-Bridge (Cayman) shareholders acquired control of our company pursuant to the Exchange Agreement, resulting in Dr. Liang Qiao's ownership of 13,750,000 shares or approximately 45% of our company. The acquisition will be accounted for as a reverse merger (recapitalization) with Bio-Bridge Science Corp. deemed to be the accounting acquirer, and Bio-Bridge Science Inc. deemed to be the legal acquirer. Accordingly, the historical financial information presented herein is that of Bio-Bridge Science Corp. as adjusted to give effect to any difference in the par value of the issuer's and the accounting acquirer's stock with an offset to capital in excess of par value. The retained earnings of Bio-Bridge Science Corp., the accounting acquirer will also be carried forward after the acquisition. Also, Bio-Bridge Science Corp. basis of its assets and liabilities will be carried over in the recapitalization.

         Bio-Bridge (Cayman) was incorporated in the Cayman Islands on February 11, 2002 to complete development of, and commercialize, HIV-PV Vaccine I, a vaccine designed to prevent and treat infection and disease caused by HIV, the virus that causes AIDS. At the time of the exchange officer, Bio-Bridge (Cayman)'s directors included Dr. Liang Qiao, Wenhui Qiao, Toshihiro Komoike, Isao Arimoto and Shyh-Jing (Philip) Chiang. Its executive officers consisted of Dr. Liang Qiao, chief executive officer and secretary, Wenhui Qiao, president, Chuen Huei (Kevin) Lee, chief financial officer, and Isao Arimoto, vice president.

         Bio-Bridge (Cayman) holds a 100% interest in Bio-Bridge Science (Beijing) Corp., a Wholly-Foreign Funded Enterprise of the People's Republic of China (the "Bio-Bridge (Beijing)"), which was established in April 2002. Bio-Bridge (Cayman), through its wholly owned subsidiary in Beijing, China, is currently engaged in the development and commercialization of HIV-PV Vaccine I, in China. Bio-Bridge (Beijing)'s executive officer is Wenhui Qiao, general manager. Its directors include Wenhui Qiao, chairman, Dr. Liang Qiao, vice chairman, Mingjin Yu, Isao Arimoto and Shyh- Jing (Philip) Chiang.

         On April 12, 2004, Bio-Bridge (Cayman) acquired 2,240,000, or 100% of the outstanding shares, of Aegir Ventures, Inc., a public reporting company, for a purchase price of $40,000. As a result of this acquisition, Aegir Ventures, Inc., a Delaware corporation, became a wholly owned subsidiary of Bio-Bridge (Cayman). In connection with this transaction, Mingjin Yu was appointed president, secretary, treasurer and director of Aegir Ventures, Inc. On November 26, 2004, Bio-Bridge (Cayman) sold 2,240,000 shares, representing all issued and outstanding capital stock of Aegir Ventures, to Nakagawa Corporation, a Japan corporation, in exchange for $40,000 payable by promissory note over two years. In connection with the closing of this transaction on November 26, 2004, Mingjin Yu resigned from the positions of president, secretary, treasurer and director of Aegir Ventures, and Nakagawa Koichi was appointed to these positions.

OVERVIEW OF HIV AND AIDS IN CHINA

         HIV is the virus that causes Acquired Immunodeficiency Syndrome, or AIDS, a lethal disease characterized by the gradual deterioration of the human immune system. HIV is transmitted by three predominant means: sexual contact; exposure to blood from an infected person, such as sharing needles in drug use; and transmission from infected mothers to their newborns. Although the disease is manifested in many ways, the problem common to all patients is the destruction of essential immune cells known as T lymphocytes, or T cells. Destruction of these T cells by HIV makes the body particularly vulnerable to infections and cancers that typify AIDS and ultimately cause death. Blocking HIV infection would prevent AIDS.

         It is officially estimated that China has 840,000 people infected with HIV, and the number is growing according to a survey by the Ministry of Health of China in 2003. According to the United Nations and other various estimates, the number of HIV-infected population in China is around 800,000 to 1.5 million and the number can reach 10-15 million by 2010 if no major precautionary measure is taken. According to the Joint United Nations Programme on HIV/AIDS, or UNAIDS, and the World Health Organization, or WHO, and their report dated 2003, high rates of HIV prevalence has been found among injecting drug users - 35-80% in Xinjiang and 20% in Guangdong provinces of China - while a severe HIV epidemic has affected communities in China where unsafe blood-collection practices occurred in the 1990s. The HIV epidemic has spread to 31 provinces, autonomous regions and municipalities, and the number of reported HIV/AIDS cases has increased significantly in recent years.

         The Chinese government has taken steps to curb the HIV/AIDS epidemic, including prioritizing AIDS drug approval and establishing a "Green Mile" policy to expedite the drug approval process. In 2001, the PRC Ministry of Health, the lead government agency responsible for addressing the HIV/AIDS issue, formed a Center for Disease Control and Prevention, adopted a five-year action plan, and increased government spending at the national and provincial levels. The funding for safety of national blood banks has been increased through a RMB 1.5 billion (about $181 million) government bond issue, and China's 2001 budget for HIV/AIDS prevention and treatment increased to RMB 100 million per year (US$12 million). As a comparison, from 1990 to 1995, annual spending by the central government on HIV/AIDS was estimated to be around US$500,000 per year, reaching approximately $1.8 million per year from 1996 to 2000. In 2003, the central government spent $40 million on HIV/AIDS, and it was expected that the amount will be increased to $56.8 million in 2004 according to Vice Minister of Ministry of Health, who chaired a press conference on curing HIV/AIDS in China on June 29,2004.

         International and domestic programs have been undertaken to help prevent the spread of HIV in China and treat the patients infected by HIV. Grassroots organizations have created peer-education groups, and even small groups of independently organized college students are traveling to the countryside to teach prevention and raise awareness of HIV. International non-governmental organizations, foreign governments and the United Nations are all active in China and have invested funds and expertise in addressing the HIV epidemic. The Chinese government has expressed a willingness to work with the international community to create policies and programs that will prevent HIV/AIDS from spreading.

         Chinese government policies currently emphasize treatment of HIV/AIDS by locally producing more affordable antiretroviral treatments and negotiating reduced prices for patented antiretrovirals produced by multinational pharmaceutical companies to create "cocktail" treatments to suppress HIV. The prices of imported and Chinese-produced medications are still well beyond the reach of the vast majority of Chinese who have HIV. As a result, China is encouraging HIV/AIDS research in order to develop effective HIV/AIDS vaccine and treatment drugs. China's SFDA has given priority to domestically produced anti-AIDS drugs during the examination and approval process, so as to expedite public access to HIV drugs.

         Progress recently has been made in treating HIV infection. Current HIV therapies slow multiplication of the virus and delay the onset of AIDS. They do not cure HIV infection or AIDS. Considering costs, toxicities, difficulties in compliance with complex drug regimens and the development of resistance to these drugs, we believe such therapies will be available only to a small fraction of the HIV-infected population. Accordingly, we believe they will probably have a minimal impact on the worldwide epidemic.

VACCINES

         Vaccines are preventative, and as a result, they are particularly suited to address epidemics, including the HIV/AIDS epidemic.

         Vaccines prevent infection by activating the immune system to neutralize infectious viruses. The immune system's initial response to a virus includes the production of antibodies, which are the only human immune response known to prevent viral infection. The antibodies bind to the virus and prevent it from entering the cells. If a virus cannot enter a cell, it is unable to multiply and dies within a few hours in the host. This protection against infection is called neutralization.

         Several monoclonal neutralizing antibodies isolated from HIV-infected individuals can globally neutralize diverse strains of HIV. Administration of the neutralizing antibodies in HIV patients resulted in reductions in viral loads. Thus, eliciting broadly neutralizing antibodies is a major goal in HIV vaccine development. Neutralizing antibody-based HIV vaccine can induce neutralizing antibodies, which block the viral entry into target cells.

         In addition, virus-specific cytotoxic T lymphocytes (CTLs) have been implicated in controlling HIV infection. HIV is a spherical virus that maintains its genetic information inside its protein core and has protein projections on its outer coat called glycoproteins, that enable it to bind to human cells. HIV-1 Gag protein is one of the most conserved viral proteins. Broad, cross-clade CTL responses against conserved epitopes of Gag have been detected in HIV-1 infected individuals. CTLs that are specific for Gag play an important role in clearing primary viremia, or the presence of virus in the blood of a host, and in controlling later viral replication, resulting in the slow progression of the disease. The presence of mucosal HIV-1 specific CTL in the cervix is associated with an absence of detectable HIV-1 infection in the genital mucosa. Therefore, this is the rationale for the development of HIV vaccine which can induce HIV-specific CTL responses. CTL-based HIV vaccines can induce HIV-specific CTLs, which eliminate HIV-infected cells and control the viral replication.

THE HIV INFECTION PROCESS AND THE ROLE OF MUCOUS MEMBRANE DURING INFECTION

         HIV is transmitted both venereally, or sexually transmitted, and hematogeneously, or transmitted directly into the bloodstream. The mucosal surface is one of the most important portals for HIV transmission. Additionally, lymphoid tissue has been identified as a major site of HIV replication and a reservoir for HIV IN VIVO. There are large numbers of target cells for HIV in the mucosal lymphoid tissue, especially the gastrointestinal tract. During the course of an AIDS infection, the intestine is the earliest target for viral infection and T cell loss. Thus, now it is clear that HIV infection is primarily a disease of the mucosal immune system. Some candidate vaccines that induced relatively strong systemic immune responses in connection with virus transmitted hematogeneously have failed to provide adequate protection in non-human primate models. Therefore, there is reason to believe that mucosal immunity will be essential for designing an effective AIDS vaccine. Accordingly, we believe that it is important for the ideal HIV vaccines to induce not only systemic but also mucosal HIV-specific immune response to prevent the entry of HIV into the mucosa, to inhibit HIV replication, and to clear HIV during and after transmission. We believe that stimulating mucosal immune responses, including neutralizing antibodies and cytotoxic T cells, will be key in the development of an effective AIDS vaccine.

PRODUCTS UNDER DEVELOPMENT

HIV-PV Vaccine I for HIV/AIDS

         Bio-Bridge HIV-PV Vaccine I is based on the unique papillomavirus pseudovirus technology co-developed by Dr. Liang Qiao. The basic principle is to package unrelated plasmids DNA, such as those encoding HIV-1 Gag, by the papillomavirus virus-like particles (VLPs) or chimerical virus-like particles (CVLPs) to form papillomavirus pseudoviruses.

         Papillomavirus (PV) are mucosa-tropic viruses and their major structural protein L1 can spontaneously assemble into virus-like particles
(VLPs). PV VLPs can package unrelated plasmid DNA encoding proteins of interest to form PV pseudovirus. PV pseudoviruses are able to serve as a vector to deliver target antigens to mucosal and systemic lymphoid tissues via oral route. Oral immunization with PV pseudoviruses encoding HIV-1 Gag induces mucosal and systemic Gag-specific CTL response. Three regions of the bovine papillomavirus
(BPV) L1 protein can be replaced by unrelated peptides to generate chimeric VLPs (CVLPs). Introduced HIV gp41 neutralizing antibody epitope on gp41-PV CVLPs induced mucosal and systemic HIV-specific neutralizing antibody response in orally immunized mice. Thus, we use gp41-PV CVLPs presenting HIV-1 neutralizing epitopes to package a plasmid DNA encoding HIV Gag to generate HIV-PV pseudoviruses, which can be used as an oral vaccine to induce both mucosal and systemic HIV-1-specific cross-subtype neutralizing antibodies and CTLs.

PRE-CLINICAL TESTING OF HIV-PV VACCINE I

         We are currently conducting pre-clinical and animal testing of Bio-Bridge HIV-PV Vaccine I, or Vaccine I, in China pursuant to an agreement with the Beijing Institute of Radiation Medicine. We entered into an agreement with Beijing Institute of Radiation Medicine on May 6, 2004 to conduct the pre-clinical study of safety assessment of HIV-PV vaccine I. The safety assessment study includes acute toxicity test, chronic toxicity test, immunogenicity and immunological test, safety pharmacology and reproductive toxicity test.

         Beijing Institute of Radiation Medicine will also conduct biodistribution and integration studies for HIV-PV vaccine I. Both pre-clinical studies will be conducted in the laboratories of Beijing Institute of Radiation Medicine. We entered into confidential agreements with them to protect our proprietary interests. We anticipate that both studies will be finished by mid-March 2005, prior to the submission of our application for clinical studies to SFDA.

THE MARKET FOR HIV-PV VACCINE I

         According to Datamonitor, the worldwide market for HIV/AIDS drugs is expected to increase from nearly $8 billion in 2004 to $12 billion by 2012. Although industrialized countries currently share a disproportion amount on spending related to HIV/AIDS, major international organizations, including United Nations, have and may continue to provide funds to developing countries in order to effectively curb the spread of HIV/AIDS epidemic in these countries. The Global Fund to Fight AIDS, Tuberculosis and Malaria was created in 2002 to increase resources to fight three of the world's most devastating diseases, and to direct those resources to areas of greatest need. Total spending by Global Fund as of 2004 was $3 billion, over 50% of which was spent on fighting HIV/AIDS in developing countries.

         The Chinese government has increased its resources to fighting HIV/AIDS including treatment to people living with HIV and additional resources for HIV prevention programs targeting vulnerable groups. In 2003, the central government spent $40 million on HIV/AIDS, and it was expected the amount will be increased to $56.8 million in 2004. The Global Fund has also committed $56 million to China for HIV/AIDS related programs as of November 2004, but there is no guarantee that China will receive these funds.

         We anticipate that our initial market for HIV-PV Vaccine I will be primarily in China. To our knowledge, currently there is no effective HIV/AIDS vaccine drug commercially available either in China or other parts of the world. However, we estimated the size of this market to be at least $300 million per annum, based on the current HIV/AIDS population in China and average cost of HIV/AIDS treatment available in China, which is currently growing at more than 20% per year.

INTELLECTUAL PROPERTY

         In April 2002, our wholly owned subsidiary, Bio-Bridge Science Corporation, entered into an agreement with Loyola University Chicago for an exclusive license of our core technology related to papillomavirus pseudovirions as a genetic vector and vaccine. The license is royalty-bearing, covers the countries of the U.S., Japan and PRC, and includes the right to grant sublicenses. This exclusive license gives us rights to all uses in all fields under the papillomavirus technology. The term of this license is perpetual or for the maximum period of time permitted by law, unless terminated pursuant to the terms of the license. We may terminate the license at will upon no earlier than 45 days and no later than 30 days notice to Loyola University. If, five years after U.S., Japan and China governments have granted permit for its use as a drug, and Bio-Bridge has made no effort in marketing the product, then Loyola University of Chicago may terminate this agreement. Under the license we have the right to file patent applications and the right to initiate and control any actions concerning any claims of infringement. Dr. Liang Qiao has applied for patents related to the papillomavirus technology in China, Japan and the U.S. The patent was granted in China on July 16, 2003 under patent publication number CN 133338A for a term of 20 years. The patent applications in Japan and the U.S. are pending. Dr. Qiao has received a Notice of Allowance from the U.S. Patent Office, and we expect the patent to be issued once we pay the applicable fee. Under the license agreement, Loyola owns the patents related to the papillomavirus technology.

         This license was followed by a second exclusive license agreement for the same technology between our wholly owned subsidiary Bio-Bridge Science Corporation and Bio-Bridge (Beijng), effective as of June, 2002. This sublicense covers the territory of mainland China and expires in June 2012. Under the terms of the sublicense, Bio-Bridge (Beijing) may use the technology at no charge and has the right to file patent applications and enforce its right to the technology.

RESEARCH AND DEVELOPMENT

         As of September 30, 2004, we had a total of 6 employees dedicated to research and development. Our research team includes biologists and doctors. We spent approximately $46,208 during the nine months ended September 30, 2004 on the research and development of HIV-PV Vaccine I. We also spent $394,559 on the purchase of a land use right for fifty years of approximately 2.8 acres in Tianzhu Export Processing Zone, Beijing, China during 2003 in order to build our research laboratory. Currently, we have engaged Beijing Institute of Radiation Medicine to conduct the animal testing and pre-clinical trial of the HIV-PV Vaccine I.

LABORATORY/LAND USE

         On May 28, 2003, we entered into a land use agreement with Beijing Airport High-Tech Park Co. Ltd, or BTA, regarding the use of the 2.8 acres of land, on which we are currently building our research laboratory to conduct the clinical trial of HIV-PV Vaccine I. This agreement expires in 2053. We have paid the entire land use price to BTA pursuant to the agreement. As of December 2004, the structure of the building has been completed and the construction for the facility is expected to be completed in the first half of 2005. When finished, we expect that the lab will meet the GMP standard and will be eligible to conduct the clinical trial under the current China SFDA rules. The facility is expected to have total utilized areas of 53,753 square feet.

COMPETITION

         To our knowledge, currently there is no effective HIV vaccine commercially available to patients in the world. Once we begin our operations we will be competing with companies such as Chiron Corp., Merck & Co., Inc., Aventis Pasteur, GlaxoSmithKline plc, Oxxon Pharmaccines Ltd, AlphaVax, Inc., Epimmune Inc. and Targeted Genetics Corp., who have announced that they are conducting programs to develop an HIV vaccine and are planning, conducting or have completed Phase I or Phase II clinical trials. In addition, several of these companies and others are developing new drug therapies and other treatments that may mitigate the impact of the disease. In February 2004, Vaxgen announced that it failed the AIDS phase III clinical trial. These companies are all substantially larger and more established than we are and have significantly greater financial and other resources than we do. We do not have a significant presence in the HIV/AIDS drugs market. We cannot guarantee you that we can compete successfully.

GOVERNMENT REGULATION AND PROBABILITY OF AFFECTING BUSINESS

         The construction of our laboratory facility in China is subject to extensive inspection and evaluation by the respectively regulatory agencies in China, including Beijing Tianzhu Export Processing Zone Management Commission and Beijing Municipal Planning Commission to go ahead the Project. We also retained the Environmental Impact Assessment Center at China Agriculture University (the "Center" hereafter) to conduct the environmental impact assessment of the Project as required by Chinese law. The environmental assessments were provided with regard to the construction of the laboratory facility as well as potential environmental hazard resulting from the production and research efforts. The assessment confirms the Company's compliance with the environmental regulations and was accepted by the EPA of Beijing Government.

         HIV-PV Vaccine I is subject to federal regulation, principally by the SFDA, and by state and local governments. Such regulations govern or influence, among other things, the testing and safety requirements. The steps ordinarily required before an HIV/AIDS drug may be approved in China include:

      o     pre-clinical laboratory and animal testing;

      o submission to the SFDA of an application for approval of clinical study, which must be effective before clinical trials may commence;

      o adequate Phase I, II and III clinical studies to establish the safety, purity and potency of the product candidate and demonstrate how it behaves in the human body;

      o     Drug Production Quality Control Procedure or GMP certification;

      o submission of an application to the SFDA for Drug Registration Document for approval of new drug approval certificate; and

      o sales for pre-production drugs in the market and phase IV clinical study.

      We estimate that the total drug approval process in China may take at least two years from the date of the application for approval of clinical study. However, the SFDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies.

SCIENTIFIC ADVISORY BOARD

         Our Scientific Advisory Board provides specific expertise in areas of research and development relevant to our business and meets with our management personnel from time to time to discuss our present and long-term research and development activities. Scientific Advisory Board members include:

      o Gregory T. Spear, PhD, Professor, Department of Immunology and Microbiology, Rush University. Dr. Spear is an expert in the areas of HIV infection and its interactions with the immune system.

      o Katherine L. Knight, PhD, Professor and Chairperson, Department of Microbiology and Immunology, Stritch School of Medicine, Loyola University Chicago. Dr. Knight is an expert in immunology.

EMPLOYEES

We currently have 22 employees, including four on our clinical staff, six on our research and development staff, seven on our management/administration staff, one person for regulatory and quality services and four on our manufacturing and general affairs staff.

                          GLOSSARY OF SCIENTIFIC TERMS

      The following terms, where used in this prospectus, have the meanings given below:

      Antigen a protein or carbohydrate substance (as a toxin or enzyme) capable of stimulating an immune response.

      Chimerical              part consisting of diverse origins (e.g., a fusion
                              protein that consists of parts from two or more different proteins).

      Epitope molecular region on the surface of an antigen, or protein, capable of eliciting an immune response and of combining with the specific antibody produced by such a response.

      Gp41 human imnmunodeficiency virus type 1 transmembrane glycoprotein.

      HIV-1                   the  type   species  of   lentivirus   and  widely
                              recognized    as    the    agent    of    acquired
                              immunodeficiency syndrome (AIDS).

      HIV-1 GAG Protein       GAG is an  acronym  for  group-specific  antigens,
                              which is  processed by viral  protease.  The HIV-l
                              GAG   protein   has  the  ability  to  direct  the
                              formation of virus-like particles when all other major genes are absent.

      Monoclonal              produced by,  being,  or composed of cells derived
                              from a single cell.

      Papillomavirus          any of a genus  (Papillomavirus)  of papovaviruses
                              that   cause   papillomas.   Some   cause   benign
                              papillomas  of the skin  (warts).  Other  strains,
                              such as HPV 16 and HVP- 18,  are linked to genital
                              and  anal  cancers.  These  viruses  are  sexually
                              transmitted.   HPV-16 and  HPV-18 are found in the
                              majority  of   squamous-cell   carcinomas  of  the
                              uterine cervix.

      Peptide any of various amides that are derived from two or more amino acids by combination of the amino group of one acid with the carboxyl group of another and are usually obtained by partial hydrolysis of proteins.

      Plasmid an extrachromosomal ring of DNA especially of bacteria that replicates autonomously.

      Pseudovirus             here it refers to a biological structure that does
                              not have complete parts of an intact virus, thus, it is not infectious.

      Viral loads             the amount of viruses present in a given volume of
                              your blood.


                       MANAGEMENT DISCUSSION AND ANALYSIS

         The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. In addition to the historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

         Bio-Bridge Science, Inc. is a development stage company whose subsidiaries are focused on the commercial development of biological products for the prevention and treatment of human infectious diseases. Our wholly owned subsidiaries, Bio-Bridge Science Corporation, a Cayman Islands corporation, and its wholly owned subsidiary, Bio-Bridge Science (Beijing) Co. Ltd., a Wholly-Foreign Funded Enterprise of the PRC, were organized in 2002 to continue development of, and commercialize, HIV-PV Vaccine I technology, to which we have an exclusive license from Loyola University Chicago with respect to the territories of China, Japan and the United States. Our license from Loyola University covers the HIV-PV Vaccine I technology co-invented by our chief executive officer Dr. Liang Qiao. We are currently conducting pre-clinical testing of HIV-PV Vaccine I in Beijing, China, which we anticipate will be completed by mid- March 2005. Once the pre-clinical testing is completed, our subsidiary Bio-Bridge Science (Beijing) Co. Ltd. plans to apply to China's State Food and Drug Administration for approval to conduct clinical trials of HIV-PV Vaccine I. Bio-Bridge Science (Beijing) is also currently overseeing the construction of our new laboratory and biomanufacturing facility in Bejing China. We estimate that the cost of building and outfitting this facility is $3,000,000, and the construction and installation of equipment related to the facility will be substantially completed by June 2005. We currently have no commitments to make payments for this construction project, except for $724,900 pursuant to a contract involving structural and foundation work for the facility.

         On December 1, 2004, Bio-Bridge Science, Inc. consummated a share exchange pursuant to which we acquired Bio-Bridge Science Corporation, a Cayman Islands corporation, as our wholly owned subsidiary, and the shareholders of Bio-Bridge Science Corporation acquired 100% of our outstanding common shares. Since the shareholders of Bio-Bridge Science Corporation acquired control of our company, we treated the share exchange as a recapitalization for accounting purposes, pursuant to which Bio-Bridge Science, Inc. adopted Bio-Bridge Science Corporation's historical financial information statements as those of our company, including periods pre-dating the acquisition. Accordingly, in reading the following discussion of our consolidated financial condition and results of operations, please keep in mind that, to the extent that conditions and those results pre-date our acquisition of Bio-Bridge Science Corporation, they reflect Bio-Bridge Science Corporation's consolidated financial condition and results of operations. See the section of this prospectus entitled "Business--History, Reorganizations and Corporate Structure" for further information regarding the share exchange.

GOING CONCERN

         The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern. As noted above, we are a development stage company and presently do not have any revenues, as the pre-clinical testing of the HIV-PV Vaccine I has yet to be completed and certain governmental approvals must be obtained before it can be introduced to the market. As of December 31, 2003, our independent auditors have added an explanatory paragraph to their report of Bio-Bridge Science Corporation (the accounting acquirer) for the year ended December 31, 2003 stating that our net loss from organizational and pre-operating activities of $255,664, lack of revenues and dependence on our ability to raise additional capital to continue our existence, raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements and their explanatory notes included as part of this prospectus do not include any adjustments that might result from the outcome of this uncertainty.

PLAN OF OPERATION

         Our primary corporate focus is on the commercial development of HIV-PV Vaccine I through our subsidiaries. Our capital requirements, particularly as they relate to product research and development, have been and will continue to be significant. Our future cash requirements and the adequacy of available funds will depend on many factors, including the pace at which we are able to obtain regulatory approvals of HIV-PV Vaccine I, whether or not a market develops for our products and, if a market develops, the pace at which it develops, and the pace at which the technology involved in making our products changes.

         To date, our wholly owned subsidiary, Bio-Bridge Science Corporation, has funded its activities through private equity financings. During the next 12 months, we intend to raise capital through an offering of our securities or from loans to continue research and development of HIV-PV Vaccine I in China as well as complete the construction of our laboratory in China, which we estimate will cost approximately $3 million. We currently have no commitments to make payments for this construction project, except for $724,900 pursuant to a contract involving structural and foundation work for the facility. We estimate that our capital requirements for the next 12 months will be as follows:

         o approximately $900,000 for our laboratory/biomanufacturing facility inner purified environment decoration project and electricity work project;

         o approximately $800,000 to purchase advanced laboratory equipment for our vaccine study;

         o approximately $500,000 to finish Phase I clinical study an the preparatory work; and

         o approximately $800,000 for working capital and general corporate needs.

         As of September 30, 2004, our cash and cash equivalents position was $917,039. We have no current arrangements for obtaining the additional cash and working capital we may require, and will seek to raise it through the public or private sales of our securities, or loans, or a combination of the foregoing. We cannot guarantee that financing will be available to us, on acceptable terms or at all. At this time, we are unable to determine when the HIV-PV Vaccine I will become fully developed, manufactured and sold. We do not expect to generate any significant revenues in the next 12 months. If we fail to obtain other financing, either through an offering of our securities or by obtaining additional loans, we may be unable to maintain our operations.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2004

During the nine months ended September 30, 2004 and 2003, we had no revenue. We do not expect to have significant revenues relating to our technologies within the next twelve months.

For the nine months ended September 30, 2004, general and administrative expense was $345,218 as compared to $178,690 for the nine months ended September 30, 2003. The increase of $166,528 was due primarily to an increase in payroll expenses of approximately $30,000 and an increase in consulting, legal and financial advisory fees of around $150,000.

Net loss for the nine months ended September 30, 2004, was $391,347 as compared to $177,439 for the nine months ended September 30, 2003. This increase in net loss was primarily due to the factors described above.

THE PERIOD FEBRUARY 11, 2002 (INCEPTION) TO DECEMBER 31, 2002 AND THE YEAR ENDED DECEMBER 31, 2003

During the year ended December 31, 2003 and the period February 11, 2002 (inception) to December 31, 2002, we had no revenue.

For the year ended December 31, 2003, general and administrative expense was $256,553 as compared to $114,860 for the period February 11, 2002 (inception) to December 31, 2002. The increase of $141,693 was due primarily to increase in salary expenses associated with new hire and other start-up costs of our Beijing subsidiary which began its operations in May, 2002.

Net loss for the year ended December 31, 2003, was $255,020 as compared to $114,976 for the period February 11, 2002 (inception) to December 31, 2002. This increase in net loss was attributable to the factors described above.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

         Research and development expenses. Research and development expenses are expensed as incurred.

         Stock compensation costs. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non- employees in exchange for equity instruments. SFAS No. 123 also encourages, but does not require companies to record compensation cost for stock-based employee compensation. SFAS No. 123 was amended by SFAS No. 148, which now requires companies to disclose in interim financial statements the pro forma effect on net income (loss) and net income (loss) per common share of the estimated fair market value of stock options or warrants issued to employees. We have chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Option No. 25, "Accounting for Stock Issued to Employees", with pro forma disclosures of net income (loss) as if the fair value method had been applied. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of our stock at the date of grant over the amount an employee must pay to acquire the stock.

         Impairment of long-lived assets. We account for long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or SFAS No. 144, which was adopted on January 1, 2002. SFAS No. 144 supersedes Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets To Be Disposed of, or SFAS No. 121. We regularly evaluate our long-lived assets, including our intangible assets, for indicators of possible impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount. Impairment, if any, is measured using discounted cash flows. In the period February 11, 2002 (inception) to December 31, 2002 and 2003, we performed an evaluation of our long-lived assets and noted no impairment.

OFF-BALANCE  SHEET  ARRANGEMENTS

         We do not have any off-balance sheet transactions.

NEW ACCOUNTING PRONOUNCEMENTS

         In January 2003, (as revised in December 2003) The Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements". Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entities activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

         Interpretation No. 46, as revised, also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary.

         Interpretation No. 46, as revised, applies to small business issuers no later than the end of the first reporting period that ends after December 15, 2004. This effective date includes those entities to which Interpretation 46 had previously been applied. However, prior to the required application of Interpretation No. 46, a public entity that is a small business issuer shall apply Interpretation 46 or this Interpretation to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003.

         Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

         In March 2004, the U.S. Securities and Exchange Commission's Office of the Chief Accountant and the Division of Corporate Finance released Staff Accounting bulletin ("SAB") No. 105, "Loan Commitments Accounted for as Derivative Instruments". This bulletin contains specific guidance on the inputs to a valuation-recognition model to measure loan commitments accounted for at fair value, and requires that fair- value measurement include only differences between the guaranteed interest rate in the loan commitment and market interest rate, excluding any expected future cash flows related to the customer relationship or loan servicing. In addition, SAB105 requires the disclosure of the accounting policy for loan commitments, including methods and assumptions used to estimate the fair value of loan commitments, and any associated hedging strategies. SAB105 is effective for derivative instruments, entered into subsequent to March 31, 2004 and should also be applied to existing instruments as appropriate.

         The implementation of the above provisions are not expected to have a significant effect on the Company's consolidated financial statements.

                             DESCRIPTION OF PROPERTY

         Our corporate office is located in approximately 1,253 square feet of leased office space in Oak Brook, Illinois. We lease this office space at a monthly base rent of approximately $2,140 and thereafter, it is adjusted as follows: $2,193 on September 1, 2005 and $2,245 on September 1, 2006 for the remainder of the term. We have agreed under the terms of the lease to pay our proportionate share, or 0.33%, of any additional expenses or taxes due to the landlord. This lease will expire on August 31, 2007. We expect that this property will be adequate for our needs for the lease term. We do not have any policies with respect to investments in real estate or interests in real estate, real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

         We have an office located in Beijing, China that is leased from one of our directors, Wenhui Qiao, and his wife, Mingjin Yu. We entered into the lease for this 1302.48 square feet of office space on July 1, 2004 and the lease is for a term of one year. The rent is RMB 12,000 (approximately US$1,450) per month.

         We have purchased the right to use for fifty years land located at Tianzhu Export Processing Zone, Shunyi District, Beijing, China 10131, where we have commenced construction of our laboratory and manufacturing facility. This purchase agreement was executed in May 2003 and expires in 2053. To date, we have paid the total amount due for this land use right pursuant to the terms of the agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Described below are certain transactions or series of transactions since inception between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds $60,000 other than compensation arrangements that are otherwise required to be described under "Executive Compensation."

SHARE EXCHANGE WITH BIO-BRIDGE (CAYMAN)

         On December 1, 2004, we issued to various related parties shares of common stock in connection with the share exchange with Bio-Bridge Science Corp., a Cayman Islands corporation. See the section in this prospectus entitled "Description of Business - History, Reorganization and Corporate Structure of the Company" for a more detailed description regarding the share exchange.

NAME(1)                                   NUMBER OF SHARES OF COMMON STOCK
-------                                   --------------------------------
Dr. Liang Qiao                            13,750,000
Wenhui Qiao                               825,000
Isao Arimoto                              2,125,000
Toshihiro Komoike                         750,000
Shyh Jing (Philip) Chiang                 786,111

(1) See "Security Ownership of Certain Beneficial Owners and Management" for more detail on shares held by these persons.

ROYALTY AND LICENSE ARRANGEMENTS

         Liang Qiao, M.D., our co-founder and chief executive officer, is one of the two co-inventors of our core technology that was assigned to Loyola University Chicago in April 2001. Under a license agreement with Loyola University Chicago, our wholly owned subsidiary Bio-Bridge Science Corporation has obtained exclusive rights to this technology for use in our future products within the United States, Japan and PRC. This license continues perpetually or for the maximum period of time permitted by law, unless terminated earlier by us at will with prior notice or by Loyola University pursuant to certain conditions under the terms of the agreement. See the section in this prospectus entitled "Business--Intellectual Property." Pursuant to this agreement, Loyola is entitled to receive a royalty of four percent from the net profit for all uses of the licensed technology, including uses under sublicenses. To date, we have not generated any revenues from the sale of any products under development, nor any revenues from sublicenses.

         Our director, Wenhui Qiao, is president of Bio-Bridge (Beijing). In April 2002, Bio-Bridge Science Corporation, or Bio-Bridge (Cayman) signed a sublicense agreement with Bio-Bridge (Beijing). Under the terms of the agreement, Bio-Bridge (Cayman) granted an exclusive license to Bio-Bridge Beijing within mainland China. The term of the license agreement is 10 years. There are no royalty fees nor one-time costs owed to us under this agreement.

OFFICE LEASE IN BEIJING, CHINA

         In July 2004, we entered into a lease agreement with one of our directors, Wenhui Qiao, and his wife, Mingjin Yu, to lease office space for our office located in Beijing, China. See the section in this prospectus entitled "Description of Property."

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         At this time, our common shares are not traded on any public markets. We currently have 30,271,590 shares of common stock issued and outstanding. We have approximately 116 stockholders of record of our common stock.

         Our board of directors has also issued options to consultants to purchase a total of 1,392,663 shares of our common stock. The price for each share of common stock purchased pursuant to the options is $.001.

DIVIDENDS

         We have never paid any dividends on the common stock or the preferred stock. We anticipate that any future earnings will be retained for the development of our business and do not anticipate paying any dividends on the common stock or the preferred stock in the foreseeable future.

2004 STOCK INCENTIVE PLAN

         Our board of directors and stockholders approved our 2004 stock incentive plan in December 2004. The 2004 stock incentive plan provides for the grant of incentive stock options to our employees, and for the grant of nonstatutory stock options, restricted stock, stock appreciation rights and performance shares to our employees, directors and consultants.

         We have reserved a total of 2,000,000 shares of our common stock for issuance pursuant to the 2004 stock incentive plan. Our 2004 stock incentive plan does not provide for automatic annual increases in the number of shares available for issuance under the plan.

         Our board of directors, or a committee of our board, administers our 2004 stock incentive plan. The board or its committee, who are referred to as the administrator in this prospectus, has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced or outstanding awards may be surrendered in exchange for awards with a lower exercise price.

         The administrator determines the exercise price of options granted under our 2004 stock incentive plan, but the exercise price must not be less than 85% of the fair market value of our common stock on the date of grant. In the event the participant owns 10% or more of the voting power of all classes of our stock, the exercise price must not be less than 110% of the fair market value per share of our common stock on the date of grant. With respect to all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock or the outstanding stock of any parent or subsidiary of ours, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options; however, no option will have a term in excess of 10 years from the date of grant.

         After termination of an employee, director or consultant, he or she may exercise his or her option generally for a three-month period of time, or a twelve-month period in the event of termination by death. However, an option generally may not be exercised later than the expiration of its term.

         Our 2004 stock incentive plan does not allow for the transfer of options and only the recipient of an option may exercise an option during his or her lifetime. However, the recipient of an option may designate one or more beneficiaries of his or her outstanding options, which will automatically transfer to such beneficiaries upon the participant's death. With respect to nonstatutory stock options, a participant may assign his or her options to immediate family members or trusts for estate planning purposes during his or her lifetime.

         Stock appreciation rights may be granted under our 2004 stock incentive plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

         Restricted stock may be granted under our 2004 stock incentive plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator determines the purchase price of the restricted stock, but the purchase price must not be less than 85% of the fair market value of our common stock on the date of issuance. In the event that the participant owns 10% or more of the voting power of all classes of our stock, the purchase price must not be less than 100% of the fair market value per share of our common stock on the date of issuance. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

         Performance shares, or share rights awards, may be granted under our 2004 stock incentive plan. These shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest, unless the administrator waives these goals. The administrator has authority to establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.

         Our 2004 stock incentive plan provides that in the event of our change in control, outstanding options will automatically accelerate and become exercisable, unless the successor corporation or its parent assumes or substitutes a cash incentive program for each outstanding option, or the administrator placed restrictions on acceleration at the time of the grant. With respect to restricted stock or share rights awards, our repurchase rights will automatically terminate and all the shares will fully vest upon a change of control, unless the repurchase rights are assigned to the successor corporation or its parent or the administrator place restrictions on acceleration of vesting at the time of the issuance.

         Our 2004 stock incentive plan will automatically terminate on November 20, 2014, unless it terminates sooner because all shares available under the plan have been issued or all outstanding options terminate in connection with a change of control. In addition, our board of directors has the authority to amend the 2004 stock incentive plan provided this action does not impair the rights of any participant.

         We had no compensation plans prior to the adoption of our 2004 stock incentive plan.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

         The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below, for the fiscal years ended December 31, 2003, 2002 and 2001. The following table summarizes all compensation for fiscal years 2003, 2002 and 2001 received by our chief executive officer and all officers who earned more than $100,000 in fiscal year 2003.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM COMPENSATION
                                           ANNUAL COMPENSATION                     AWARDS             PAYOUTS
                                           -------------------                     ------             -------
                                                                OTHER                   SECURITIES
                                                                ANNUAL      RESTRICTED  UNDERLYING    LTIP
  NAME AND PRINCIPAL                              BONUS      COMPENSATION    STOCK       OPTIONS/    PAYOUT          ALL OTHER
       POSITION           YEAR     SALARY ($)       ($)          ($)        AWARDS ($)    SARS(1)      ($)       COMPENSATION ($)
------------------------ ------- ---------------- --------- --------------- ----------- ------------ --------- ---------------------
Dr. Liang Qiao, Chief     2003          ---           ---        ---          ---          ---          ---          ---
Executive Officer ,
Chairman of the
Board and
Secretary(1)
                          2002          ---           ---        ---          ---          ---          ---          ---
                          2001          ---           ---        ---          ---          ---          ---          ---
Chuen Huei (Kevin)        2003          ---           ---        ---          ---          ---          ---          ---
Lee, Chief Executive
Officer (2)
                          2002          ---           ---        ---          ---          ---          ---          ---
                          2001          ---           ---        ---          ---          ---          ---          ---


(1) Dr. Qiao's employment with us commenced on October 26, 2004. At this time, he does not receive a salary.

(2) Mr. Kevin Lee's annual salary of $90,000 ($30,000 of which is deferred) commenced in July 2004. He received no salary in 2003, 2002, and 2001.

We do not have a long term incentive plan or arrangement of compensation with any individual in the group of officers and directors.


COMPENSATION OF DIRECTORS

         Directors do not currently receive compensation for their services as directors, but we plan to reimburse them for expenses incurred in attending
board   meetings.

EMPLOYMENT   AGREEMENTS,   TERMINATION  OF  EMPLOYMENT   AND   CHANGE-IN-CONTROL
ARRANGEMENTS

         We are currently do not have any employment agreements with our executive officers.

                               FINANCIAL STATEMENT

                            BIO-BRIDGE SCIENCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      BALANCE SHEET AS OF NOVEMBER 3, 2004

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
      of Bio-Bridge Science, Inc.:

We have audited the accompanying balance sheet of Bio-Bridge Science, Inc., a Delaware Corporation (the "Company") as of November 3, 2004. The financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly in all material respects, the financial position of Bio-Bridge Science, Inc., a Delaware Corporation as of November 3, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has just been recently formed, has a minimal cash balance, and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management's plan in regards to these matters is also described in Note 1. This financial statement does not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.


Boca Raton, Florida
November 26,  2004

                Bio-Bridge Science, Inc. (A Delaware Corporation)
                          (A Development Stage Company)
                             As of November 3, 2004


                            ASSETS

Current Asset, Cash                                                 $100
                                                                    ----
TOTAL ASSETS                                                        $100
                                                                    ====
            LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liability, Loan payable, related party                      $100
                                                                    ----
TOTAL CURRENT LIABILITIES                                            100
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
   Preferred stock, $0.001 par value; 5,000,000 shares
   authorized, no shares issued or outstanding                       --

   Common stock, $0.001 par value; 100,000,000 shares
   authorized; no shares issued or outstanding                       --

   Additional paid-in capital                                        --
                                                                    ----
       TOTAL STOCKHOLDERS' EQUITY                                    --
                                                                    ----
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $100
                                                                    ====


     The accompanying notes are an integral part of the financial statement.

                Bio-Bridge Science, Inc. (A Delaware Corporation)
                          (A Development Stage Company)
                          Notes To Financial Statement
                             As of November 3, 2004

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Organization and Business Operations

Bio-Bridge Science, Inc. (a development stage company) ("the Company") was incorporated in the State of Delaware on October 26, 2004 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. The Company's fiscal year end is December 31.

The  Company is a  development  stage  enterprise  as defined  by  Statement  of
Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises." All losses accumulated since the inception of the Company will be considered as part of the Company's development stage activities. The Company has not commenced revenue-generating activities. Management is focusing its activities on identifying targets for acquisition and raising capital for acquisitions and operations (see Note 4).

B. Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

C. Fair Value of Financial Instruments

For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

The carrying amounts of the Company's financial instruments, including cash and loan payable, related party at November 3, 2003 approximates their fair values due to the short-term nature of these instruments.

D. Income Taxes

Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

E. Recent accounting pronouncements

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies under what circumstances a contract with initial investments meets the characteristics of a derivative and when a derivative contains a financing component. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a significant effect on the Company's financial statement presentation or disclosures.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", relating to consolidation of certain entities. In December 2003, the FASB issued a revised version of FIN 46 ("FIN 46R") that replaced the original FIN 46. FIN 46R requires identification of a company's participation in variable interest entities ("VIEs"), which are defined as entities with a level of invested equity that is not sufficient to fund future activities to permit it to operate on a standalone basis. For entities identified as a VIE, FIN 46R sets forth a model to evaluate potential consolidation based on an assessment of which party to the VIE (if any) bears a majority of the exposure to its expected losses, or stands to gain from a majority of its expected returns. FIN 46R also sets forth certain disclosures regarding interests in VIEs that are deemed significant, even if consolidation is not required. The Company is not currently participating in, or invested in any VIEs, as defined in FIN 46R. The implementation of the provisions of FIN 46R in 2003 did not have a significant effect on the Company's consolidated financial statement presentation or disclosures.

F.  Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. The Company has just been recently formed, has a minimal cash balance, and has not yet been successful in establishing profitable operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plan is to continue to attempt to raise additional capital until such time the Company is able to generate sufficient operating revenue.

In view of these matters, realization of certain of the assets in the accompanying consolidated financial statements is dependent upon continued operation of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations. Management believes that its ability to raise additional capital provides the opportunity for the Company to continue as a going concern.

NOTE 2.     LOAN PAYABLE, RELATED PARTY

Loan payable, related party of $100 as of November 3, 2004 represents an unsecured, non-interest bearing advance payable to Bio-Bridge Science Corp. (see
Note 4), with no formal terms of re- payment.

NOTE 3.    CAPTIAL STOCK

                                  Common Stock

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. As of November 3, 2004, no shares of stock have been issued.

                                 Preferred Stock

Pursuant to the Company's certificate of incorporation, its board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock, par value $0.001 per share. As of November 3, 2004, no shares of stock have been issued. Our board will also have the authority, without the approval of the stockholders, to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issued, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Preferred stock could thus be issued with terms that could delay or prevent a change in control of our company or make removal of management more difficult. In addition, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no plans at this time to issue any preferred stock.

NOTE 4.   EXCHANGE OFFER

On November 4, 2004, the Company initiated exchange offers to the shareholders of Bio-Bridge Science Corp., a Cayman Islands corporation (the "Bio-Bridge
(Cayman)"), on record. As of November 12, 2004, 100% of the existing shareholders of Bio-Bridge (Cayman) tendered their shares for the shares of the Company. (See Note 5).

NOTE 5.   SUBSEQUENT EVENTS (UNAUDITED)

Effective as of December 1, 2004, the Company issued 29,971,590 shares of its common stock to the shareholders of Bio-Bridge (Cayman) pursuant to the exchange offer and became the sole shareholder of Bio-Bridge (Cayman). As a result of the exchange reorganization, Bio- Bridge (Cayman) shareholders acquired control of the Company and Bio-Bridge (Cayman) became a wholly owned subsidiary of the Company.

Bio-Bridge (Cayman) was incorporated in the Cayman Islands on February 11, 2002. At the time of the exchange reorganization, Bio-Bridge (Cayman) held a 100% interest in Bio-Bridge Science (Beijing) Corp., a Wholly-Foreign Funded Enterprise of the People's Republic of China ("Bio-Bridge (Beijing)") which was established on May 20, 2002. Bio-Bridge (Beijing) is currently engaged in the development and commercialization of the HIV-PV vaccine, I in mainland China. The acquisition will be accounted for as a reverse merger (recapitalization) with Bio-Bridge Science Corp. deemed to be the accounting acquirer, and Bio-Bridge Science Inc. deemed to be the legal acquirer. Accordingly, the historical financial information that will be presented in subsequent financial statements is that of Bio-Bridge Science Corp. as adjusted to give effect to any difference in the par value of the issuer's and the accounting acquirer's stock with an offset to capital in excess of par value. The retained earnings of Bio-Bridge Science Corp., the accounting acquirer will also be carried forward after the acquisition. Also, Bio-Bridge Science Corp. basis of its assets and liabilities will be carried over in the recapitalization.

On December 1, 2004, the Company approved and adopted 2004 Stock Incentive Plan, under which 2,000,000 shares can be issued from time to time to the Company's management, employees and consultants.

On December 1, 2004, the Company issued to Columbia China Capital Group, Inc. an option to purchase 1,342,675 shares of common stock at $.001 per share to be exercised within a three-year period in consideration for future consulting services to be provided. The options granted were granted outside the Company's stock option plan. On December 1, 2004, 200,000 of these options were exercised. The Company will value these options in accordance with SFRS No. 143 in subsequent financial statements.

On December 1, 2004, the Company issued 100,000 shares of its common stock and an option to purchase additional 50,000 shares of its common stock at $.001 per share to Richardson & Patel, LLC in consideration for future legal services. The Company will review the value of the shares issued, as well as the value of the options issued in accordance with SFAS No. 143 in subsequent financial statements.

As of December 15, 2004, there were issued and outstanding 30,271,590 shares of common stock that were held of record by approximately 116 stockholders (See
Note 4).

                  BIO-BRIDGE SCIENCE CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                        CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (UNAUDITED)

                  BIO-BRIDGE SCIENCE CORPORATION AND SUBSIDIARY

                          (A DEVELOPMENT STAGE COMPANY)


                                    CONTENTS
                                    --------


PAGE   F-8     REPORT OF REGISTERED INDEPENDENT ACCOUNTING FIRM

PAGE   F-9     CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2003 AND 2002, AND
               AS OF SEPTEMBER 30, 2004 (UNAUDITED)

PAGE   F-10    CONSOLIDATED  STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS FOR
               THE PERIOD FROM FEBRUARY 11, 2002  (INCEPTION)  THROUGH  DECEMBER
               31,  2002,  THE YEAR ENDED  DECEMBER 31, 2003 AND THE NINE MONTHS
               ENDED SEPTEMBER 30, 2004 AND 2003 (UNAUDITED), AND FOR THE PERIOD
               FROM FEBRUARY 11, 2002 (INCEPTION) THROUGH SEPTEMBER 30, 2004
               (UNAUDITED)

PAGE   F-11    CONSOLIDATED  STATEMENTS OF CHANGES IN  SHAREHOLDERS'  EQUITY FOR
               THE PERIOD FROM FEBRUARY 11, 2002  (INCEPTION)  THROUGH  DECEMBER
               31, 2002,  THE YEAR ENDED  DECEMBER 31, 2003, AND THE NINE MONTHS
               ENDED SEPTEMBER 30, 2004 (UNAUDITED).

PAGE   F-12    CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS  FOR  THE  PERIOD  FROM
               FEBRUARY 11, 2002 (INCEPTION) THROUGH DECEMBER 31, 2002, THE YEAR
               ENDED DECEMBER 31, 2003, THE NINE MONTHS ENDED  SEPTEMBER 30,
               2004 AND 2003 (UNAUDITED), AND FOR THE PERIOD FROM FEBRUARY 11,
               2002 (INCEPTION) THROUGH SEPTEMBER 30, 2004 (UNAUDITED)

PAGE  F-13-
      F-20 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003 AND 2002, AND AS OF SEPTEMBER 30, 2004 (UNAUDITED)

                REPORT OF REGISTERED INDEPENDENT ACCOUNTING FIRM


To the Board of Directors and Shareholders of:

Bio-Bridge Science Corporation

We have  audited the  accompanying  consolidated  balance  sheets of  Bio-Bridge
Science Corporation and Subsidiary (the "Company") as of December 31, 2003 and 2002 and the related consolidated statements of operations and comprehensive loss, changes in shareholders' equity and cash flows for the period from February 11, 2002 (inception) through December 31, 2002 and for the year ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bio-Bridge Science Corporation and Subsidiary as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the period from February 11, 2002 (inception) through December 31, 2002, and for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has no established source of revenue and has incurred accumulated losses and negative operating cash flows since inception of $369,496 and $370,581, respectively. This raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/s/ WEINBERG & COMPANY, P.A.

Boca Raton, Florida

August 23, 2004

                  BIO-BRIDGE SCIENCE CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                           September 30,  December 31,   December 31,
                                                              2004           2003           2002
                                                           -----------    -----------    -----------
                                                           (unaudited)
CURRENT ASSETS
  Cash and cash equivalents                                $   917,039    $   220,291    $   455,541
  Subscriptions receivable                                        --           30,000           --
  Other receivable                                               5,250         14,557            929
  Prepaid expense                                                 --            1,510           --
  Land use right                                                 7,891          7,891           --
                                                           -----------    -----------    -----------
      Total Current Assets                                     930,180        274,249        456,470

LONG-TERM INVESTMENT HELD FOR DISPOSITION                       40,000            --            --

FIXED ASSETS, NET                                               18,761         17,305          4,319

CONSTRUCTION IN PROGRESS                                       196,489         23,492           --

LAND USE RIGHT, net of current portion                         372,863        378,777           --
                                                           -----------    -----------    -----------

     TOTAL ASSETS                                          $ 1,558,293    $   693,823    $   460,789
                                                           ===========    ===========    ===========

                     LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

  Accounts payable                                         $    25,080    $        80    $        80

  Accrued expenses                                              14,920          4,254            954
                                                           -----------    -----------    -----------

      Total current liabilities                                 40,000          4,334          1,034
                                                           -----------    -----------    -----------

COMMITMENTS AND CONTINGENCIES                                     --             --             --

SHAREHOLDERS' EQUITY

Common stock, $0.04 par value, 750,000,000 shares
authorized, 29,971,590, 26,795,715 and 23,086,090 shares
issued and outstanding, respectively                         1,198,864      1,071,829        923,444

Additional paid-in capital                                   1,081,504        (11,701)      (348,714)

Accumulated other comprehensive loss                            (1,232)        (1,143)          (499)

Deficit accumulated during the development stage              (760,843)      (369,496)      (114,476)
                                                           -----------    -----------    -----------

Total Shareholders' Equity                                   1,518,293        689,489        459,755
                                                           -----------    -----------    -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $ 1,558,293    $   693,823    $   460,789
                                                           ===========    ===========    ===========

        See accompanying notes to the consolidated financial statements.

                  BIO-BRIDGE SCIENCE CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                                                                                     For the
                                                                                                                   Period From
                                                                                                   For the         February 11
                                                                                                 Period From          2002
                                              Nine          Nine Months                          February 11,      (Inception)
                                            Months             Ended          For the Year           2002            Through
                                             Ended           September           Ended           (Inception)        September
                                           September          30 2003           December           Through           30 2004
                                            30 2004         (Unaudited)         31, 2003           December        (Unaudited)
                                          (Unaudited)                                              31, 2002
                                        ---------------   ---------------   ----------------   ----------------  --------------
REVENUE                                  $    --            $    --            $    --            $    --           $    --
                                         ---------          ---------          ---------          ---------         ---------
Research and Development Costs             (46,208)              --                 --                 --             (46,208)

General and Administrative Expenses       (345,218)          (178,690)          (256,553)          (114,860)         (345,218)
                                         ---------          ---------          ---------          ---------         ---------

LOSS FROM OPERATIONS                      (391,426)          (178,690)          (256,553)          (114,860)         (762,839)

Other income, net                               79              1,251              1,533                384             1,996
                                         ---------          ---------          ---------          ---------         ---------
NET LOSS                                  (391,347)          (177,439)          (255,020)          (114,476)         (760,843)

FOREIGN CURRENCY TRANSLATION LOSS              (89)              --                 (644)              (499)           (1,232)
                                         ---------          ---------          ---------          ---------         ---------
COMPREHENSIVE LOSS                       $(391,436)         $(177,439)         $(255,664)         $(114,975)        $(762,075)
                                         =========          =========          =========          =========         =========

Basic and Diluted Loss Per Share         $    (.01)         $    (.01)         $    (.01)         $    (.01)
                                        ==========         ==========         ==========         ==========

Weighted Average shares outstanding,
Basic and Diluted                       29,971,590         25,662,390         26,795,715         25,086,090
                                        ==========         ==========         ==========         ==========


        See accompanying notes to the consolidated financial statements.

                  BIO-BRIDGE SCIENCE CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                       Deficit
                                                                                      Accumulated    Accumulated
                                                                       Additional       Other        During the
                                                    Common Stock        Paid-in      Comprehensive   Development
                                             Shares         Amount      Capital          Loss           Stage           Total
                                           -----------   -----------   -----------    -----------    -----------    -----------
Issuance of 13,750,000 shares to
founder at inception                        13,750,000   $   550,000   $  (549,450)   $      --      $      --      $       550

Issuance of 7,461,090 shares at $0.0468      7,461,090       298,444        50,736           --             --          349,180

Issuance of 1,875,000 shares at $0.12        1,875,000        75,000       150,000           --             --          225,000

Foreign currency translation loss                 --            --            --             (499)          --             (499)

Net loss for the period                           --            --            --             --         (114,476)      (114,476)
                                           -----------   -----------   -----------    -----------    -----------    -----------

BALANCE OF DECEMBER 31, 2002                23,086,090       923,444      (348,714)          (499)      (114,476)       459,755

Issuance of 3,508,425 shares at $0.12        3,508,425       140,337       280,674           --             --          421,011

Issuance of 201,200 shares at $0.32            201,200         8,048        56,339           --             --           64,387

Foreign currency translation loss                 --            --            --             (644)          --             (644)

Net loss for the year                             --            --            --             --         (255,020)      (255,020)
                                           -----------   -----------   -----------    -----------    -----------    -----------

BALANCE OF DECEMBER 31, 2003                26,795,715     1,071,829       (11,701)        (1,143)      (369,496)       689,489

Issuance of  434,600 shares at $0.12           434,600        17,384        34,768           --             --           52,152

Issuance of 1,125,275 shares at $0.32        1,125,275        45,011       315,077           --             --          360,088

Issuance of  1,616,000 shares at $0.50       1,616,000        64,640       743,360           --             --          808,000

Foreign currency translation loss                 --            --            --              (89)          --              (89)

Net loss for the period                           --            --            --             --         (391,347)      (391,347)
                                           -----------   -----------   -----------    -----------    -----------    -----------

BALANCE OF SEPTEMBER 30 2004 (UNAUDITED)    29,971,590   $ 1,198,864   $ 1,081,504    $    (1,232)   $  (760,843)   $ 1,518,293
                                           ===========   ===========   ===========    ===========    ===========    ===========


        See accompanying notes to the consolidated financial statements.

                  BIO-BRIDGE SCIENCE CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   For the     For the Period
                                                                                                 Period From         From
                                                                                                 February 11,     February 11
                                                     Nine months     Nine months                     2002           2002
                                                        ended          ended        For the Year  (Inception)    (Inception)
                                                       September      September        Ended        Through        Through
                                                       30 2004         30 2003        December      December    September 30
                                                      (unaudited)    (unaudited)      31, 2003      31, 2002         2004
                                                                                                                  (unaudited)
                                                      -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                             $  (391,347)   $  (177,439)   $  (255,020)   $  (114,476)      (760,843)
 Adjustments to reconcile net loss to net cash
 used in operating activities:
 Stock issued for services                                   --             --             --              550            550
 Depreciation                                               2,539          1,256          2,124             83          4,746
 Amortization                                               5,914           --            7,891           --           13,805

CHANGES IN OPERATING ASSETS AND
LIABILITIES
 Other receivables                                          9,307        (14,153)       (13,628)          (929)        (5,250)
 Prepaid expenses                                           1,510         (1,812)        (1,510)          --             --
 Accounts payable                                          25,000           --             --               80         25,080
 Accrued expenses and other payable                        10,666           (205)         3,300            954         14,913
                                                      -----------    -----------    -----------    -----------    -----------
    Net Cash Used In Operating Activities                (336,411)      (192,353)      (256,843)      (113,738)      (706,999)
                                                      -----------    -----------    -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of property, plant and equipment                 (3,995)       (15,109)       (15,110)        (4,402)       (23,506)
 Purchase of construction in progress                    (172,997)        (7,471)       (23,492)          --         (196,477)
 Purchase of land use right                                  --         (176,692)      (394,559)          --         (394,559)
 Acquisition of investment                                (40,000)          --             --             --          (40,000)
                                                      -----------    -----------    -----------    -----------    -----------
      Net Cash Used In Investing Activities              (216,992)      (199,272)      (433,161)        (4,402)      (654,542)
                                                      -----------    -----------    -----------    -----------    -----------

CASH FLOWS FROM FINANCING
ACTIVITIES
 Subscription receivable                                   30,000             --             --             --         30,000
 Sale of common stock                                   1,220,240        284,570        455,398        574,180      2,249,812
                                                      -----------    -----------    -----------    -----------    -----------
      Net Cash Provided By Financing Activities         1,250,240        284,570        455,398        574,180      2,279,812
                                                      -----------    -----------    -----------    -----------    -----------
 Effect of exchange rate changes on cash                      (89)          --             (644)          (499)        (1,232)
                                                      -----------    -----------    -----------    -----------    -----------
NET INCREASE/(DECREASE) IN CASH
AND CASH EQUIVALENTS                                      696,748       (107,055)      (235,250)       455,541        917,039

 Cash and cash equivalents, beginning of period           220,291        455,541        455,541           --             --
                                                      -----------    -----------    -----------    -----------    -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD              $   917,039    $   348,486    $   220,291    $   455,541    $   917,039
                                                      ===========    ===========    ===========    ===========    ===========


        See accompanying notes to the consolidated financial statements.

                  BIO-BRIDGE SCIENCE CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         AS OF DECEMBER 31, 2003 AND 2002, AND FOR THE NINE MONTHS ENDED
                         SEPTEMBER 30, 2004 (UNAUDITED)

1.        ORGANIZATION AND PRINCIPAL ACTIVITIES

          Bio-Bridge  Science  Corporation  (the  "Company")  is  a  joint-stock
          corporation   established  in  the  Cayman  Islands  pursuant  to  the
          Companies Law CAP.22 in the Cayman Islands on February 11, 2002.

          The principal activities of the Company are the development, production, and distribution of Human Immune deficiency Virus (HIV) vaccine in China. On May 20, 2002, the Company established a wholly owned subsidiary, Bio-Bridge Science (Beijing) Corp., in Beijing PRC, to research and develop the technology of bioengineering and biomedicine engineering. The subsidiary had no operation during the period from its inception to September 30, 2004.

          On April 12, 2004, the Company acquired Aegir Ventures Inc. ("Aegir"), a company incorporated in Delaware. This Company had no operations during the period from the acquisition to September 30, 2004, and was subsequently disposed of on November 26, 2004 (See Note 8).

2.        SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

          (a)  Principles of Consolidation

          The consolidated financial statements include the accounts of Bio-Bridge Science Corporation and its wholly owned subsidiary, Bio-Bridge Science (Beijing) Corp., which operates in Beijing PRC. All inter-company accounts and transactions have been eliminated in consolidation.

          The Company's acquisition of Aegir Ventures Inc. has been recorded at cost, and accounted for as an investment held for disposition as it did not operate and was disposed of subsequent to September 30, 2004 (See Note 8).

          (b)  Economic and Political Risks

          The Company faces a number of risks and challenges as its operation is in the Peoples Republic of China ("PRC") and its primary market is also in the PRC.

          (c)  Use of Estimates

          The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

          (d)  Fixed Assets

          Fixed assets are recorded at cost. Depreciation is provided over the respective estimated useful lives of the related assets using the straight-line method. Estimated useful lives are as follows:

                 Motors vehicles                     5 years
                 Furniture and fixtures              5 years

          The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations. The cost of maintenance and repairs is charged to operations as incurred, whereas significant renewals and betterments are capitalized.

          (e)  Land Use Right

          Land use right represents the right to use and lease land in the PRC. The cost of such acquired right has been capitalized, and is being amortized using the straight-line method over the lease term of fifty years. (See note 5)

                  BIO-BRIDGE SCIENCE CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         AS OF DECEMBER 31, 2003 AND 2002, AND FOR THE NINE MONTHS ENDED
                         SEPTEMBER 30, 2004 (UNAUDITED)

2.        SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

          (f)  Construction in Progress

          Construction in progress represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to fixed assets when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until such construction is completed and the assets are ready for its intended use. (See note 6)

          (g)  Long-term  Assets

          Long-term assets of the Company are reviewed annually as to whether their carrying value has become impaired, pursuant to the guidelines established in Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long- Lived Assets". The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

          (h)  Cash and Cash Equivalents

          For financial reporting purpose, the Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents. The Company maintains no bank accounts in the United States of America. All of the Company's cash on hand and certain bank deposits are denominated in Renminbi ("RMB") and translated at the exchange rate at the end of the period (See Note 2(j)).

          (i)  Fair Value of Financial Instruments

          The Company's financial instruments include cash and cash equivalents, other receivable, prepaid expenses, accounts payable, and accrued expenses. Management has estimated that the carrying amount approximates fair values due to their short-term nature.

          (j)  Foreign  Currency   Translation

          The accompanying consolidated financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The consolidated financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

                                                     September 30
                                                        2004         2003        2002
                                                       ------       ------      ------
          Year end RMB : US$ exchange rate             8.2766       8.2767      8.2773
          Average yearly RMB : US$ exchange rate       8.2770       8.2770      8.2770

          The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

          (k)  Income Taxes

          The Company accounts for income tax using an asset and liability approach that allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future utilization is uncertain.

2.        SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

          (l)  Comprehensive Income

          Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income should be reported in a financial statement that is presented with the same prominence as other financial statements. The Company's only current component of comprehensive income is
          foreign  currency   translation   adjustment.

          (m)  Loss per share

          Basic loss per share has been computed using the weighted average number of common shares outstanding during the respective periods.

          (n)  Recent Accounting  Pronouncements

          In January 2003, (as revised in December 2003) The Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements". Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entities activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

         Interpretation No. 46, as revised, also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary. Interpretation No. 46, as revised, applies to small business issuers no later than the end of the first reporting period that ends after December 15, 2004. This effective date includes those entities to which Interpretation 46 had previously been applied. However, prior to the required application of Interpretation No. 46, a public entity that is a small business issuer shall apply Interpretation 46 or this Interpretation to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003.

         Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

         In March 2004, the U.S. Securities and Exchange Commission's Office of the Chief Accountant and the Division of Corporate Finance released Staff Accounting bulletin ("SAB") No. 105, "Loan Commitments Accounted for as Derivative Instruments". This bulletin contains specific guidance on the inputs to a valuation-recognition model to measure loan commitments accounted for at fair value, and requires that fair-value measurement include only differences between the guaranteed interest rate in the loan commitment and market interest rate, excluding any expected future cash flows related to the customer relationship or loan servicing. In addition, SAB105 requires the disclosure of the
         accounting   policy  for  loan   commitments,   including  methods  and
         assumptions used to estimate the fair value of loan commitments, and any associated hedging strategies. SAB105 is effective for derivative instruments, entered into subsequent to March 31, 2004 and should also be applied to existing instruments as appropriate.

         The implementation of the above provisions are not expected to have a significant effect on the Company's consolidated financial statements.

2.        SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

          (o)  Going Concern

          The accompany consolidated financial statements have been prepared on the basis that the Company will continue as a going concern which assumes the realization of assets and settlement of liabilities is the normal course of business. Since its inception, the Company has been engaged in organizational and pre-operating activities. Furthermore, the Company has generated no revenue and has incurred accumulated losses and negative operating cash flows of $369,496 and $370,581 through December 31, 2003 and $760,843 and $706,999 through September 30, 2004 (Unaudited) respectively, since inception. Continuation of the Company's existence is dependent upon its ability to obtain additional capital and sustain profitable operations.

          The uncertainty related to these conditions raises substantial doubt about the Company's ability to continue as going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.        INCOME TAXES

          In accordance with the relevant tax laws and regulations of PRC, the applicable corporation income tax rate for the subsidiary is 15%. The Company is entitled to full exemption from CIT for the first two years and a 50% reduction in CIT for the next three years, commencing from the first profitable year after offsetting all tax losses carried forward from the previous five years.

4.        FIXED ASSETS

          Fixed assets consist of the following as of December 31 2003 and 2002 and as of September 30 2004:

                                            SEPTEMBER
                                             30 2004      2003        2002
                                           (UNAUDITED)
                                            --------    --------    --------
          At cost:
            Motor vehicles                  $ 14,138    $ 14,138    $   --
            Furniture and fixtures             9,368       5,374       4,402
                                            --------    --------    --------
                                              23,506      19,512       4,402

          Less : Accumulated depreciation
            Motor vehicles                    (3,182)     (1,273)       --
            Furniture and fixtures            (1,563)       (934)        (83)
                                            --------    --------    --------
                                              (4,745)     (2,207)        (83)
          Fixed assets, net                 $ 18,761    $ 17,305    $  4,319
                                            ========    ========    ========

          Depreciation expense for the year ended December 31, 2003 and for the period from February 11, 2002 (inception) through December 31, 2002 was $2,124 and $83, respectively.

          Depreciation expense for the nine month periods ended September 30, 2004 and 2003 was $2,539 and $1,256, respectively (unaudited).

5.        LAND USE RIGHT

          In July 2003, the Company obtained a land use right to build up a research factory in Beijing, PRC for an amount of $394,559. This type of arrangement is common for the use of land in the PRC. This amount has been capitalized and is being amortized over the land use term of fifty years.

          Amortization of the land use right was $7,891 for the year ending December 31, 2003 and $5,914 for the nine months ended September 30, 2004 (unaudited).

          The expected amortization of the Land Use Right over each of the next five years and thereafter is summarized as follows:

               Fiscal Year
               -----------
               Remainder of 2004                  $    1,973
               2005                                    7,891
               2006                                    7,891
               2007                                    7,891
               2008                                    7,891
               2009                                    7,891
               Thereafter                            339,326
                                                   ---------
          Total land use rights as of
            September 30, 2004                       380,754

          Less: Current portion                        7,891
                                                  ----------
          Long-term portion                       $  372,863
                                                  ==========

6.        COMMITMENTS AND CONTINGENCIES

          Lease commitment

          As of September 30, 2004, the Company has outstanding commitments in respect to its non- cancelable operating lease for its office in Oak Brook, IL, of which $6,420 is due for the remainder of 2004 and $25,680 is due in 2005, and its office in Beijing PRC (which is leased from Wenhui Qiao, the Company's director and president), of which $3,711 is due for the remainder of 2004, and $5,234 is due in 2005.

          Rental expense for the years ended December 31, 2003 and 2002, and for the period from January 1, 2004 through September 30, 2004 was $23,280, $6,041 and $13,561 (unaudited), respectively.

          Construction commitment

          In May 2003, the Company  acquired a land use right for  approximately
          2.8 acres of land in the Tianzhu Export Processing Zone, Shunyi District, Beijing, China (see Note 5), which it plans to develop into a laboratory and biomanufacturing facility in compliance with Good Manufacturing Practices, or GMP, regulations primarily for clinical trials of HIV-PV Vaccine I. As of November 2004, it has received all necessary permits and approvals and construction of the facility has commenced. It has completed the outside main body of the GMP laboratory. It has entered into a construction contract and has outstanding commitments under this contract of $724,900 as of September 30, 2004. The Company estimates that the cost of the building and outfitting of this facility is $3,000,000, and the construction and installation of equipment related to the facility will be substantially completed by June 2005.

          Royalty and License Arrangements

          Liang Qiao, M.D., the Company's co-founder and chief executive officer, is one of the two co-inventors of the Company's core technology that was assigned to Loyola University Chicago in April 2001. Under an agreement with Loyola University Chicago, the Company has obtained exclusive rights to this technology for use in its future products within the United States, Japan and Peoples Republic of China. The license continues perpetually or for the maximum period of time permitted by law, unless terminated earlier under the terms of the agreement. Pursuant to this agreement, Loyola receives a royalty of 4% from the net profit for all uses of the licensed technology, including uses under sublicenses. As of September 30, 2004, the Company has not generated any revenues from the sale of any products under development, nor any revenues from sublicenses.

          Its director, Wenhui Qiao, is President of its subsidiary Bio-Bridge Beijing. In April 2002, Bio-Bridge Science Corporation, a Cayman Island Corporation, signed a sublicense agreement with Bio-Bridge Beijing. Under the terms of the agreement, it granted an exclusive license to Bio-Bridge Beijing within mainland China. The term of the license agreement is 10 years. There are no royalty fees nor one-time costs owed to the Company under this agreement.

7.        SHAREHOLDER'S  EQUITY

          On May 28, 2004, the Company completed a 25 for 1 split of its shares of common stock to all shareholders of record as of that date. All share and per share amounts herein have been retro-actively restated to show the effect of the stock split as if it had occurred at the beginning of the periods presented.

          The following represents transactions involving the purchases of the Company's common stock for cash categorized by sale price (for the periods from date of inception to September 30, 2004):

          A.   Sales of stock at $0.0468 per share

               o On July 15, 2002, 1,675,000 shares were issued to two individuals for a total cash payment of $78,390.

               o On July 19, 2002, 2,125,000 shares were issued for a cash payment of $99,450.

               o On June 27, 2002, 786,090 shares were issued for a cash payment of $36,790.

               o On November 8, 2002, 2,875,000 shares were issued to 9 individuals for a total cash payment of $134,550.

          B.   Sales of stock at $0.12 per share

               o On September 6, 2002, 375,000 shares of common stock were issued for a cash payment of $45,000.

               o On November 8, 2002, 250,000 shares were issued for a cash payment of $30,000.

               o On November 12, 2002, 1,250,000 shares were issued to five individuals for a total cash payment of $150,000.

               o On July 14, 2003, 250,000 shares were issued for a cash payment of $30,000.

               o On July 28, 2003, 75,000 shares were issued for a cash payment of $9,000.

               o On July 29, 2003, 291,750 shares were issued for a cash payment of $35,010.

               o On August 7, 2003, 50,000 shares were issued to two individuals for a total cash payment of $6,000.

               o On September 2, 2003, 125,000 shares were issued for a cash payment of $15,000.

               o On September 3, 2003, 1,500,000 shares were issued for a cash payment of $180,000.

               o On September 12, 2003, 83,350 shares were issued for a cash payment of $10,001.

               o On November 5, 2003, 883,325 shares were issued to two individuals for a total cash payment of $106,000.

               o On December 31, 2003, 250,000 shares were issued for $30,000. This amount was recorded as subscription receivable by the Company as of December 31, 2003 and subsequently collected on January 5, 2004.

               o On March 25, 2004, 434,600 shares were issued to three individuals for a total cash payment of $52,152.

          C.   Sales of stock at $0.32 per share

               o On October 20, 2003, 93,750 shares were issued to two individuals for a total cash payment of $30,000.

               o On November 5, 2003, 28,025 shares were issued for a cash payment of $8,977.

               o On November 6, 2003, 25,000 shares were issued for a cash payment of $8,000.

               o On November 12, 2003, 23,175 shares were issued to three individuals for a total cash payment of $7,410.

               o On December 18, 2003, 31,250 shares were issued for a cash payment of $10,000.

               o On January 26, 2004, 12,500 shares of common stock were issued for a cash payment of $4,000.

               o On January 30 2004, 14,750 shares were issued for a cash payment of $4,720.

               o On February 18, 2004, 31,250 shares were issued for a total cash payment of $10,000.

               o On January 5, 2004, 14,200 shares were issued for a cash payment of $4,544.

               o On March 15, 2004, 23,375 shares were issued to three individuals for a total cash payment of $7,480.

               o On March 17, 2004, 15,625 shares were issued for a cash payment of $5,000. o On March 26, 2004, 46,875 shares were issued to two individuals for a total cash payment of $15,000.

               o On March 31, 2004, 31,250 shares were issued for a cash payment of $10,000.

               o On April 2, 2004, 31,250 shares were issued for a cash payment of $10,000.

               o On April 6, 2004, 31,250 shares were issued for a cash payment of $10,000.

               o On April 28, 2004, 57,500 shares were issued for a cash payment of $18,400.

               o On April 30, 2004, 251,700 shares were issued to ten individuals for a total cash payment of $80,544.

               o    On  May  11,  2004,   50,000   shares  were  issued  to  two
                    individuals for a total cash payment of $16,000.

               o On May 15, 2004, 13,750 shares were issued for a cash payment of $4,400.

               o On May 28, 2004, 500,000 shares were issued for a cash payment of $160,000.

          D.   Sales of stock at $0.50 per share

               o On May 31, 2004, 20,000 shares were issued for a cash payment of $10,000.

               o On June 1, 2004, 240,000 shares were issued to three individuals for a total cash payment of $120,000.

               o    On  June  4,  2004,   85,000  shares  were  issued  to  four
                    individuals for a total cash payment of $42,500.

               o On June 5, 2004, 81,000 shares were issued to three individuals for a total cash payment of $40,500.

               o    On  June  7,  2004,   80,000  shares  were  issued  to  four
                    individuals for a total cash payment of $40,000.

               o    On  June  8,  2004,   40,000   shares  were  issued  to  two
                    individuals for a total cash payment of $20,000.

               o    On  June  9,  2004,   60,000   shares  were  issued  to  two
                    individuals for a total cash payment of $30,000.

               o On June 11, 2004, 140,000 shares were issued to six individuals for a total cash payment of $70,000.

               o    On  June  12,  2004,   60,000  shares  were  issued  to  two
                    individuals for a total cash payment of $30,000.

               o On June 13, 2004, 20,000 shares were issued for a cash payment of $10,000.

               o On June 14, 2004, 260,000 shares were issued to nine individuals for a total cash payment of $130,000.

               o On June 15, 2004, 530,000 shares were issued to twelve individuals for a total cash payment of $265,000.

At inception, the Company issued 13,750,000 shares of common stock to the Company's founder and director for services in the amount of $550. The Company's directors held 51% of total issued and outstanding shares as of December 31, 2003 and 59% as of December 31, 2002.

The Company's directors held 45.9% of total issued and outstanding shares as of September 30, 2004.

8.        SUBSEQUENT EVENTS

On April 12 2004, the Company acquired 100% of the outstanding shares of Aegir Ventures Inc., a public company incorporated in the State of Delaware for total consideration of $40,000. Aegir Ventures Inc. had no assets or liabilities as of the acquisition date. On November 26, 2004, the Company entered into a Stock Purchase Agreement with Nakagawa Corporation, a Japan corporation ("Nakagawa"), to sell all of the issued and outstanding shares of Aegir to Nakagawa for a Promissory Note (the "Note"), in which Nakagawa promises to pay the order of the Company $40,000 on or prior to November 26, 2006. The Note is non- interest bearing. The Company has reflected this as an investment held for disposition as of September 30, 2004 in the accompanying financial statements.

On November 12, 2004, the Company entered into a share exchange with Bio-Bridge Science Inc. ("Delco"), a company incorporated and existing under the laws of the State of Delaware in the USA, pursuant to a Share Exchange Agreement dated November 4, 2004. In the exchange, Delco acquired all of the issued and outstanding stock of the Company in exchange for the issuance of 29,971,590 shares of Common Stock in Delco. The Company thereby became a wholly-owned subsidiary of Delco (the legal acquirer) and as a result of the share exchange, the Company's shareholder's acquired control of Delco and became the accounting acquirer.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

         After this offering, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and we intend to file periodic reports, proxy statements and other information with the SEC.

                            BIO-BRIDGE SCIENCE, INC.

                                3,657,606 SHARES

                                  COMMON STOCK

================================================================================

                                   PROSPECTUS

                                 _________, 2004

================================================================================


         You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

         Until ___________, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

         The registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

         In addition, the registrant's bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws).

         These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

                                                            AMOUNT
                                                        --------------
SEC registration fee ................................   $       216.00*
Printing fees .......................................        10,000.00*
Legal fees ..........................................        45,000.00*
Accounting fees and expenses ........................        34,784.00*
Miscellaneous .......................................        10,000.00*
                                                        --------------
         Total ......................................   $   100,000.00*

         *Estimates

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         Since its inception on October 26, 2004, the registrant has issued and sold the following unregistered securities:

         1. On December 1, 2004, the registrant issued 29,971,590 shares of common stock to all shareholders of Bio-Bridge Science Corp., a Cayman Islands corporation, for an aggregate 29,971,590 shares of Bio-Bridge Science Corp.'s outstanding shares. The transaction is described further in "Business--History, Reorganizations and Corporate Structure." With respect to the issuance of 13,750,000 of these shares to the registrant's chief executive officer, Dr. Liang Qiao, the issuance to Dr. Qiao was in reliance upon the exemption from registration set forth in section 4(2) of the Securities Act of 1933, as amended, (the "Act"). The 13,750,000 shares were issued to Dr.Qiao who qualified as an "accredited investor," as that term is defined in the Act. The following conditions were all met with respect to the issuance of the 13,750,000 shares to Dr. Qiao: (1) the registrant did not advertise this issuance in any public medium or forum, (2) the registrant did not solicit any investors with respect to this issuance, (3) the registrant did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither the registrant nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance. With respect to the remainder of the shares, or 16,221,590 shares, issued in the transaction to the shareholders of Bio-Bridge Science Corp., the transaction was in reliance upon the exemption from registration set forth in Regulation S under the Act. The remainder of the shares were issued to investors who resided outside the U.S. and were not a "U.S. person", as defined in Regulation S under the Act, nor did they acquire the shares for the account or benefit of a U.S. Person. The following conditions were all met with respect to the remainder of the shares issued in the transaction:
            (1) the investors acknowledged that the shares have not been registered under the Act and that they may not be offered, sold or transferred, except in compliance with the Act and other applicable laws or an exemption therefrom, (2) the investor is sufficiently aware of the registrant's business affairs and financial condition to reach an informed decision to acquire the registrant's shares, and (3) neither the registrant nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

         2. On December 1, 2004, we issued 100,000 shares of common stock and an option to purchase 50,000 shares of common stock at an exercise price of $0.001 per share for a term of 36 months to Richardson & Patel LLP, an unaffiliated entity, as payment for future legal services. This transaction was in reliance upon the exemption from registration set forth in Section 4(2) of the Act. The shares were issued to an entity that represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. The following conditions were all met with respect to this transaction: (1) the registrant did not advertise this issuance in any public medium or forum, (2) the registrant did not solicit any investors with respect to this issuance, (3) the registrant did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither the registrant nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

         3. On December 1, 2004, we issued an option to purchase 1,342,663 shares of common stock to Columbia China Capital Group, Inc., an unaffiliated entity, as payment for future financial consulting services. The term of this option is 36 months from the date of issuance and the exercise price is $0.001 per share. On December 1, 2004, Columbia China Capital Group exercised 200,000 shares underlying this option. This transaction was in reliance upon the exemption from registration set forth in Section 4(2) of the Act. The shares were issued to an entity that represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. The following conditions were all met with respect to this transaction:
            (1) the registrant did not advertise this issuance in any public medium or forum, (2) the registrant did not solicit any investors with respect to this issuance, (3) the registrant did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither the registrant nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

ITEM 27. EXHIBITS.

2.1 Agreement for the exchange of shares by and among the registrant, Bio-Bridge Science Corporation and the shareholders of record of Bio-Bridge Science Corporation, dated November 4, 2004

3.1(i)    Certificate of incorporation of the registrant, as currently in effect

3.1(ii)   Bylaws of the registrant, as currently in effect

5.1*      Opinion of Richardson & Patel LLP

10.1 Exclusive License Agreement between Bio-Bridge Science Corporation and Loyola University Chicago, dated April 22, 2004

10.2 Exclusive Sub-license Agreement between Beijing Bio-Bridge Science Corporation and Beijing Bio-Bridge Science Corporation, dated June 20, 2002

10.3      2004 stock incentive plan

10.4 Lease between Bio-Bridge Science Corporation and SFERS Real Estate K Limited Partnership, dated July 30, 2004

21.1      List of subsidiaries

23.1      Consent of Weinberg & Company, P.A.

23.2      Consent of Richardson & Patel LLP (See Exhibit 5.1)

24.1      Power of attorney (see page II-4 of this registration statement)

---------

*   To be filed by amendment.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            i. Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            iii. Include any additional or changed material information on the plan of distribution.


      2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

      4. For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

      5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Oak Brook, State of Illinois on December 30, 2004.

                                           BIO-BRIDGE SCIENCE, INC.


                                           By: /s/ Liang Qiao
                                              ----------------------------------
                                                Dr. Liang Qiao
                                                Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Dr. Liang Qiao, Mr. Wenhui Qiao and Mr. Kevin Lee, and each of them, as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any and all registration statements related to the offering covered by this Registration Statement and filed under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by his said attorney to any and all amendments to said registration statement.

      PURSUANT  TO  THE  REQUIREMENTS  OF  THE  SECURITIES  ACT  OF  1933,  THIS
REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                  Name                                  Title                                Date
/s/ Liang Qiao                            Chief Executive Officer, Secretary and       December 30, 2004
--------------------------------          Chairman of the Board (Principal
Liang Qiao, M.D.                          Executive Officer)


/s/ Chuen Huei (Kevin) Lee                Chief Financial Officer (Principal           December 30, 2004
--------------------------------          Financial and Accounting Officer)
Chuen Huei (Kevin) Lee

/s/ Wenhui Qiao                           President and Director                       December 30, 2004
--------------------------------
Wenhui Qiao

/s/ Shyh-Jing (Philip) Chiang             Director                                     December 30, 2004
--------------------------------
Shyh-Jing (Philip) Chiang

/s/ Isao Arimoto                          Vice President and Director                  December 30, 2004
--------------------------------
Isao Arimoto

/s/ Toshihiro Komoike                     Director                                     December 30, 2004
--------------------------------
Toshihiro Komoike